EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

COMMUNITY SHORES BANK CORPORATION

AND

CHOICEONE FINANCIAL SERVICES, INC.

Dated as of January 3, 2020

Table of Contents

ARTICLE I THE MERGER	1
1.1 Merger	1
1.2 The Closing	2
1.3 Effective Time of Merger	2
1.4 Additional Actions	2
1.5 Surviving Corporation	3
1.6 Reservation of Right to Revise Structure	3
ARTICLE II EFFECT OF MERGER ON CAPITAL STOCK	3
2.1 Conversion of Shares	3
2.2 Adjustments to Merger Consideration	7
2.3 Surrender of Shares	7
2.4 Distributions with Respect to Unexchanged Shares	8
2.5 Termination of Exchange Fund	9
2.6 No Further Ownership Rights in Company Common Stock	9
2.7 No Fractional Shares	9
2.8 No Liability	10
2.9 Lost, Stolen or Destroyed Certificates	10
2.10 Withholding Rights	10
2.11 Investment of Exchange Fund	10
2.12 Adjustments	10
2.13 Upset Provision	11
2.14 Dissenting Shares	12
ARTICLE III COMPANY'S REPRESENTATIONS AND WARRANTIES	12
3.1 Authorization, No Conflicts, Etc	13
3.2 Organization and Good Standing	14
3.3 Subsidiaries	14
3.4 Capital Stock	15
3.5 Financial Statements	15
3.6 Absence of Undisclosed Liabilities	16
3.7 Absence of Certain Changes or Events	16
3.8 Legal Proceedings	16
3.9 Regulatory Filings	16
3.10 No Indemnification Claims	17
3.11 Conduct of Business	17
3.12 Agreements With Bank Regulators	17
3.13 Tax Matters	18
3.14 Properties	19
3.15 Intellectual Property	20
3.16 Required Licenses, Permits, Etc	21
3.17 Material Contracts and Change of Control	21
3.18 Labor and Employment Matters	23
3.19 Employee Benefits	25

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3.20 Environmental Matters	26
3.21 Investment Bankers and Brokers	27
3.22 Fairness Opinion	27
3.23 Company-Related Persons	27
3.24 Change in Business Relationships	28
3.25 Insurance	28
3.26 Books and Records	28
3.27 Loan Guarantees	29
3.28 Data Security and Customer Privacy	29
3.29 Allowance for Loan and Lease Losses	29
3.30 Loans and Investments	29
3.31 Loan Origination and Servicing	29
3.32 Securities Laws Matters	29
3.33 Joint Ventures; Strategic Alliances	30
3.34 Policies and Procedures	30
3.35 Shareholder Rights Plan; Takeover Laws	30
3.36 No Other Representations and Warranties	30
ARTICLE IV PURCHASER'S REPRESENTATIONS AND WARRANTIES	30
4.1 Authorization, No Conflicts, Etc	31
4.2 Organization and Good Standing	32
4.3 Subsidiaries	32
4.4 Capital Stock	33
4.5 Financial Statements	33
4.6 Legal Proceedings	34
4.7 Regulatory Filings	34
4.8 Agreements With Bank Regulators	34
4.9 Investment Bankers and Brokers	34
4.10 Sufficient Funds	34
4.11 Required License; Permits, Etc.	35
4.12 No Other Representations and Warranties	35
ARTICLE V COVENANTS	35
5.1 Conduct of Business by Company	35
5.2 Conduct of Business by Purchaser	40
5.3 No Solicitation by Company	41
5.4 Preparation of Proxy Statement and Registration Statement; Shareholder Meeting	44
5.5 Regulatory Matters and Approvals	45
5.6 Governance Matters	46
5.7 Press Releases and Public Announcement	46
5.8 Access to Information	47
5.9 Indemnification and Insurance	48
5.10 Takeover Laws	49
5.11 Section 16 Matters	49
5.12 Securityholder Litigation	49
5.13 Tax-Free Reorganization Treatment	50
5.14 Dividends	50

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5.15 Expenses	50
5.16 Fairness Opinion	50
5.17 Employee Matters	50
5.18 Closing Balance Sheets	52
5.19 Card Agreement	52
5.20 Stock Exchange Listing	52
5.21 Transaction Documents	53
5.22 Section 280G Mitigation	53
5.23 Financial Statements	54
5.24 Allowance for Loan Losses	54
5.25 Trust Preferred Securities	54
ARTICLE VI CLOSING CONDITIONS	55
6.1 Conditions to Each Party's Obligation to Effect the Merger	55
6.2 Conditions to Company's Obligation to Effect the Merger	55
6.3 Conditions to Purchaser's Obligation to Effect the Merger	56
ARTICLE VII TERMINATION	57
7.1 Termination of Plan of Merger	57
7.2 Effect of Termination	59
ARTICLE VIII CERTAIN DEFINITIONS	61
ARTICLE IX MISCELLANEOUS	69
9.1 No Third-Party Beneficiaries	69
9.2 Specific Performance	70
9.3 Entire Agreement	70
9.4 Succession and Assignment	70
9.5 Construction	70
9.6 Exclusive Jurisdiction	70
9.7 Waiver of Jury Trial	71
9.8 Notices	71
9.9 Governing Law	71
9.10 Counterparts	71
9.11 Headings	72
9.12 Calculation of Dates and Deadlines	72
9.13 Severability	72
9.14 Non-Survival of Representations, Warranties and Agreements	72
9.15 Amendments	72

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Plan of Merger") is made as of January 3, 2020, by and between COMMUNITY SHORES BANK CORPORATION, a Michigan corporation ("Company"), and CHOICEONE FINANCIAL SERVICES, INC., a Michigan corporation ("Purchaser").

PRELIMINARY STATEMENT

1.                  The respective Boards of Directors of each of Company and Purchaser have determined to engage in a merger of Company with and into Purchaser (the "Merger") in accordance with the terms of this Plan of Merger, the Michigan Business Corporation Act (the "MBCA") and any other applicable Law; and

2.                  The Purchaser Board of Directors has unanimously (a) approved the Merger in accordance with the terms of this Plan of Merger and Purchaser's articles of incorporation, the MBCA any other applicable Law, (b) determined that the terms of this Plan of Merger are fair to and in the best interests of Purchaser and Purchaser's shareholders, and (c) adopted this Plan of Merger and authorized the transactions contemplated by it; and

3.                  The Company Board of Directors has unanimously (a) approved the Merger in accordance with the terms of this Plan of Merger and Company's articles of incorporation, the MBCA any other applicable Law, (b) determined that the terms of this Plan of Merger are fair to and in the best interests of Company and the Company Shareholders, and (c) adopted this Plan of Merger, authorized the transactions contemplated by it and resolved to recommend approval by the Company Shareholders of this Plan of Merger; and

4.                  For federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Plan of Merger is intended to be, and is adopted as, a "Plan of Reorganization" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provisions of Michigan law) for federal and applicable Michigan state income tax purposes; and

5.                  All of the members of the Company Board of Directors and certain other shareholders have executed and delivered to Purchaser a voting agreement in their capacity as Company Shareholders substantially in the form attached as Exhibit A.

In consideration of the representations, warranties, mutual covenants and agreements contained in this Plan of Merger, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Purchaser agree as follows:

ARTICLE I
THE MERGER

1.1              Merger. Subject to the terms and conditions of this Plan of Merger, at the Effective Time, Company will be merged with and into Purchaser and the separate corporate existence of Company will cease. Company and Purchaser are each sometimes referred to as a

"Constituent Corporation" prior to the Merger. At the Effective Time, the Constituent Corporations will become a single corporation, which corporation will be Purchaser (sometimes referred to as the "Surviving Corporation"). The effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation will be as provided in Chapter Seven of the MBCA with respect to the merger of domestic corporations. Without limiting the generality of the foregoing, and subject to the MBCA, at the Effective Time: (a) all the rights, privileges, powers, franchises, licenses, and interests in and to every type of property (whether real, personal, or mixed) of Company and Purchaser, will vest in the Surviving Corporation, (b) all choses in action of Company and Purchaser will continue unaffected and uninterrupted by the Merger and will accrue to the Surviving Corporation, and (c) all assets and liabilities of Company and Purchaser will become the assets and liabilities of the Surviving Corporation.

1.2              The Closing. Company and Purchaser will consummate the Merger (the "Closing") (a) at the offices of Warner Norcross + Judd LLP, 1500 Warner Building, 150 Ottawa Ave NW, Grand Rapids, Michigan 49503, at 10:00 a.m., local time, on a date to be agreed upon by Company and Purchaser, which will be no later than five Business Days immediately following the day on which the last of the conditions to Closing contained in Article VI (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Plan of Merger or (b) at such other place and time or on such other date as Company and Purchaser may mutually determine (the date on which the Closing actually occurs is referred to as the "Closing Date").

1.3              Effective Time of Merger. On the Closing Date, Company and Purchaser will each promptly execute and file a certificate of merger as required by the MBCA to effect the Merger (the "Certificate of Merger"). No party will take any action to revoke the Certificate of Merger after its filing without the written consent of the other party. The "Effective Time" of the Merger will be as of the time and date when the Merger becomes effective upon the filing of the Certificate of Merger with the Corporations, Securities & Commercial Licensing Bureau (Corporations Division) of the Michigan Department of Licensing and Regulatory Affairs or at such later time or date as the parties may mutually determine and specify in the Certificate of Merger. Company and Purchaser agree that, if requested by Purchaser, the Effective Time will occur on either the last day of the month in which, or the first day of the month after which, the Closing occurs.

1.4              Additional Actions. At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments, or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of Company and Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger. Company and Purchaser hereby grant to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney will only be operative following the Effective Time and at such time the officers and directors of the Surviving Corporation will be fully authorized in the name of Company and Purchaser to take any and all such actions and execute all such instruments and documents contemplated by this Plan of Merger.

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1.5              Surviving Corporation. At the Effective Time, the Surviving Corporation will have the following attributes until they are subsequently changed in the manner provided by Law:

1.5.1        Name. The name of the Surviving Corporation will be "ChoiceOne Financial Services, Inc.."

1.5.2        Articles of Incorporation. The articles of incorporation of the Surviving Corporation will be the articles of incorporation of Purchaser as in effect immediately prior to the Effective Time.

1.5.3        Bylaws. The bylaws of the Surviving Corporation will be the bylaws of Purchaser as in effect immediately prior to the Effective Time.

1.5.4        Officers. The officers of the Surviving Corporation will be the officers of Purchaser immediately before the Effective Time.

1.5.5        Directors. The directors of the Surviving Corporation will be the directors of Purchaser immediately before the Effective Time.

1.6              Reservation of Right to Revise Structure. At Purchaser's election, the Merger may alternatively be structured so that (a) Company is merged with and into a direct or indirect wholly-owned Subsidiary of Purchaser or (b) any direct or indirect wholly-owned Subsidiary of Purchaser is merged with and into Company; provided, however, that no such change will (i) alter or change the amount or kind of the Merger Consideration or the treatment of the holders of Company Common Stock, (ii) prevent the parties from obtaining the opinions of counsel referred to in Section 6.2.5 and Section 6.3.7 or otherwise cause the transaction to fail to qualify for the Intended Tax Treatment, or (iii) materially impede or delay consummation of the transactions contemplated by this Plan of Merger. In the event of such an election, the parties agree to execute an appropriate amendment to this Plan of Merger (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Plan of Merger or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

ARTICLE II
EFFECT OF MERGER ON CAPITAL STOCK

2.1              Conversion of Shares. As of the Effective Time:

2.1.1        Conversion of Company Common Stock. Except as otherwise provided in this Article II, each share of Company Common Stock outstanding immediately before the Effective Time will, without any action on the part of any shareholder, be converted automatically into the right to receive the Merger Consideration. For purposes of this Plan of Merger, "Merger Consideration" means the right to receive, for each share of Company Common Stock, (a) an amount of cash equal to $5.00 (the "Cash Consideration Per Share"); or (b) 0.17162 shares of Purchaser Common Stock (the "Stock Consideration Per Share"), in each case subject to the adjustments set forth in this Article II. No interest will accrue or be payable with respect to the Merger Consideration.

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2.1.2        No Conversion of Purchaser's Common Stock. Each share of Purchaser Common Stock issued and outstanding immediately before the Effective Time will, without any action on the part of Purchaser or any Purchaser shareholder, continue as one share of the common stock of the Surviving Corporation. Outstanding certificates representing shares of Purchaser Common Stock will be deemed to represent an identical number of shares of common stock of the Surviving Corporation.

2.1.3        Stock Held by Purchaser. Each share of Company Common Stock, if any, held by Purchaser or any of its Subsidiaries for its own account, and not in a fiduciary or representative capacity for a person other than Purchaser or any of its Subsidiaries ("Excluded Shares") immediately before the Effective Time will automatically be canceled and no consideration will be payable with respect to any such share. Excluded Shares will not include Trust Account Shares or DPC Shares.

2.1.4        Company Common Stock No Longer Issued and Outstanding. Each share of Company Common Stock issued and outstanding immediately before the Effective Time will, as of the Effective Time, no longer be issued and outstanding and each Certificate or Book-Entry Share previously representing such shares of Company Common Stock will thereafter represent only the right to receive the Merger Consideration, together with any dividends and other distributions payable as provided in Section 2.4, but subject to payment of cash in lieu of fractional shares as provided in Section 2.7, and subject further to the fact that, until such time as Certificates or Book-Entry Shares representing Company Common Stock are exchanged for shares of Purchaser Common Stock in book-entry form as provided in this Article II, the shares of Purchaser Common Stock into which such Certificates or Book-Entry Shares representing Company Common Stock may be converted will have no voting rights with respect to any matters submitted to the shareholders of the Surviving Corporation after the Effective Time.

2.1.5        Election of Merger Consideration. Subject to the election restrictions set forth below, holders of Company Common Stock may elect to receive the Stock Consideration Per Share or the Cash Consideration Per Share in exchange for each share of Company Common Stock. The total number of shares of Company Common Stock to be converted into the Stock Consideration Per Share will equal not less than 50% and not more than 75% of the total outstanding shares of Company Common Stock as of the Effective Time. All shares of Company Common Stock not exchanged for the Stock Consideration Per Share will be exchanged for the Cash Consideration Per Share.

2.1.6        Election Form. An election form, in such form as Purchaser and Company mutually agree ("Election Form"), will be included in and sent with the Proxy Statement, which will be mailed to each holder of record of Company Common Stock entitled to vote at the Company Shareholder Meeting, permitting such holder, subject to the allocation and election procedure set forth herein:

2.1.6.1  to specify the number of shares of Company Common Stock owned by such holder with respect to which the holder desires to receive the Cash Consideration Per Share (a "Cash Election") in accordance with the provisions of this Plan of Merger;

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2.1.6.2  to specify the number of shares of Company Common Stock owned by such holder with respect to which such holder desires to receive the Stock Consideration Per Share (a "Stock Election") in accordance with the provisions of this Plan of Merger; or

2.1.6.3  to indicate that such record holder has no preference as to the receipt of Stock Consideration Per Share or Cash Consideration Per Share for such shares (a "Non-Election").

Any shares of Company Common Stock with respect to which the holder thereof has not, as of the Election Deadline, made an election by submission to Company of an effective, properly completed Election Form will be deemed Non-Election shares.

Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities may submit multiple Election Forms, provided that each such Election Form covers all of the shares of Company Common Stock held by each representative for a particular beneficial owner.

2.1.7        Election Deadline. The term "Election Deadline" means the same deadline as for the return of the proxy card relating to the shareholder vote pursuant to the proposed Merger at the Company Shareholder Meeting. An election will have been properly made only if Company has actually received a properly completed Election Form by the Election Deadline. Subject to the terms of this Plan of Merger and of the Election Form, Purchaser and the Exchange Agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Purchaser or the Exchange Agent regarding such matters will be binding and conclusive. None of Company, Purchaser nor the Exchange Agent will be under any obligation to notify any person of any defect in an Election Form. Each holder of Company Common Stock will have the right to change the holder's election at any time before the Election Deadline by submitting a new Election Form to Company.

2.1.8        Exchange Schedule. On the Election Deadline, Company will deliver to Purchaser a schedule setting forth whether each share of Company Common Stock, listed by Certificate or Book-Entry Share number, is Cash Election, Stock Election, or Non-Election. Within five Business Days after receipt of such schedule, Purchaser and Exchange Agent will prepare a schedule (the "Exchange Schedule") calculating the amount of Cash Consideration Per Share and Stock Consideration Per Share that each Company Shareholder will be entitled to receive pursuant to the provisions of this Article II. Such Exchange Schedule will be delivered to Company for review. Company will have three Business Days following receipt thereof to provide Purchaser and Exchange Agent with any objections, comments or questions concerning the Exchange Schedule.

2.1.9        Stock Election and Cash Election Numbers. The "Stock Election Number" means the aggregate number of shares of Company Common Stock with respect to which Stock Elections have been made. The "Cash Election Number" means the aggregate number of shares of Company Common Stock with respect to which Cash Elections have been made.

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2.1.10    Stock Election In Excess of 75%. If the Stock Election Number exceeds 75% of the total outstanding shares of Company Common Stock, then, in the order set forth below:

2.1.10.1                      All Non-Election shares of each holder of Company Common Stock or, if less than all, such number of Non-Election shares as necessary to reduce the aggregate number of shares of Company Common Stock receiving the Stock Consideration Per Share to 75% of the total outstanding shares of Company Common Stock (allocated on a pro-rata basis) will be converted into the right to receive the Cash Consideration Per Share; and

2.1.10.2                      To the extent that the aggregate number of shares of Company Common Stock that are to be allocated the Stock Consideration Per Share after the conversion of Non-Election shares described in Section 2.1.10.1 still exceeds 75% of the total outstanding shares of Company Common Stock, then the Stock Election shares of each holder of Company Common Stock will be adjusted, on a pro-rata basis, such that the aggregate number of shares of Company Common Stock electing the Stock Consideration Per Share equals 75% of the total outstanding shares of Company Common Stock. Such adjustment (the "Adjusted Stock Election") will be determined as follows: the number of Adjusted Stock Election shares that each holder of Company Common Stock who properly elected the Stock Consideration Per Share will be deemed to hold will equal the product obtained by multiplying (a) the number of Stock Election shares held by such holder by (b) a fraction, the numerator of which is equal to 75% of the total outstanding shares of Company Common Stock and the denominator of which is the Stock Election Number. The Adjusted Stock Election shares will then be converted into the right to receive the Stock Consideration Per Share. The remaining number of such holder's Stock Election shares will be converted into the right to receive the Cash Consideration Per Share.

2.1.11    Stock Elections Below 50%. If the Stock Election Number is less than 50% of the total outstanding shares of Company Common Stock, then, in the order set forth below:

2.1.11.1                      All Non-Election shares of each holder of Company Common Stock or, if less than all, such number of Non-Election shares as necessary to reduce the aggregate number of shares of Company Common Stock receiving the Cash Consideration Per Share to 50% of the total outstanding shares of Company Common Stock (allocated on a pro-rata basis) will be converted into the right to receive the Stock Consideration Per Share; and

2.1.11.2                      To the extent that the aggregate number of shares of Company Common Stock that are to be allocated the Stock Consideration Per Share after the conversion of Non-Election shares described in Section 2.1.11.1 still is less than 50% of the total outstanding shares of Company Common Stock, then the Cash Election shares of each holder of Company Common Stock will be adjusted, on a pro-rata basis, such that the aggregate number of shares of Company Common Stock converting to the Stock Consideration Per Share equals 50% of the total outstanding shares of Company Common Stock. Such adjustment (the "Adjusted Cash Election") will be determined as follows: the number of Adjusted Cash Election shares that each holder of Company Common Stock who properly elected the Cash Consideration Per Share will be deemed to hold will equal the product obtained by multiplying (a) the number of Cash Election shares held by such holder by (b) a fraction, the numerator of which is equal to 50% of the total

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outstanding shares of Company Common Stock and the denominator of which is the Cash Election Number. The Adjusted Cash Election shares will then be converted into the right to receive the Cash Consideration Per Share. The remaining number of such holder's Cash Election shares will be converted into the right to receive the Stock Consideration Per Share.

2.1.12    Stock Elections Between 50% and 75%. If the Stock Election Number is not less than 50% and not more than 75% of the total outstanding shares of Company Common Stock, then all holders of Company Common Stock who have submitted a proper and timely Election Form will be converted into the right to receive the Stock Consideration Per Share or the Cash Consideration Per Share or both, as they have properly elected. In such event, all Non-Election shares of each holder of Company Common Stock will be converted as follows: (a) the number of Non-Election shares converted into the right to receive the Stock Consideration Per Share will be equal to the total number of Non-Election shares multiplied by the ratio obtained by dividing the Stock Election Number by the aggregate of the Stock Election Number and the Cash Election Number, and (b) the remaining Non-Election shares will be converted into the right to receive the Cash Consideration Per Share.

2.2              Adjustments to Merger Consideration.

2.2.1        Adjustments Generally. For the purposes of this Section 2.2, "Aggregate Merger Consideration" means (i) $5.00, multiplied by (ii) the Outstanding Company Shares. At the Effective Time, the Aggregate Merger Consideration will be reduced as follows:

(a)               Shareholders' Equity. If, as of the Final Statement Date, the Consolidated Shareholders' Equity is less than $14,800,000, the Aggregate Merger Consideration will be reduced by an amount equal to (i) $14,800,000 minus (ii) the Consolidated Shareholders' Equity as of the Final Statement Date.

(b)               Termination Fee. The Aggregate Merger Consideration will be reduced by the amount of the Card Agreement Termination Fee, if any.

2.2.2        In the event that the Aggregate Merger Consideration is reduced pursuant to Section 2.2.1, (a) the Cash Consideration Per Share shall be reduced to an amount equal to (i) the reduced Aggregate Merger Consideration, divided by (ii) the Outstanding Company Shares (the "Adjusted Cash Consideration Per Share") and (b) the Stock Consideration Per Share shall be reduced to an amount equal to (i) the Adjusted Cash Consideration Per Share, divided by (ii) $29.13 (the "Adjusted Stock Consideration Per Share"). "Outstanding Company Shares" means 4,131,664. The Adjusted Cash Consideration Per Share and the Adjusted Stock Consideration Per Share, as further adjusted as provided elsewhere in this Article II, if applicable, will become the Cash Consideration Per Share and Stock Consideration Per Share for all purposes under this Plan of Merger.

2.3              Surrender of Shares.

2.3.1        Exchange Agent; Exchange Fund. Prior to or at the Effective Time, Purchaser will deposit with Continental Stock Transfer & Trust Company or such other bank or trust company designated by Purchaser and reasonably satisfactory to Company (the "Exchange Agent"), for the benefit of the holders of Company Common Stock as of immediately prior to the

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Effective Time, whether represented by Certificates or held as Book-Entry Shares, shares of Purchaser Common Stock and cash sufficient to make payments of the Stock Consideration Per Share, Cash Consideration Per Share and cash in lieu of fractional shares to holders of Company Common Stock issued and outstanding immediately prior to the Effective Time. All such shares of Purchaser Common Stock and cash deposited with the Exchange Agent pursuant to this Section 2.3.1 is referred to as the "Exchange Fund."

2.3.2        Exchange Procedure. As soon as reasonably practicable after the Effective Time, Purchaser will cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock (other than the Excluded Shares), as of the Effective Time, a form of letter of transmittal (which will be in customary form and will specify that delivery will be effected, and risk of loss and title to Certificates or Book-Entry Shares will pass, only upon proper delivery of such Certificates or Book-Entry Shares to the Exchange Agent upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.7 and any dividends or other distributions payable pursuant to Section 2.4.

Upon surrender of a Certificate or of Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, each holder of a Certificate or of Book-Entry Shares will be entitled to receive in exchange therefor (a) book-entry shares representing the number of whole shares of Purchaser Common Stock to which such holder is entitled pursuant to Section 2.1 based on the Stock Consideration Per Share, (b) cash to which such holder is entitled pursuant to Section 2.1 based on the Cash Consideration Per Share, (c) cash in lieu of any fractional shares payable pursuant to Section 2.7, and (d) any dividends or distributions payable pursuant to Section 2.4, and such Certificates and Book-Entry Shares so surrendered will be canceled.

In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificates or Book-Entry Shares so surrendered are registered if certificates or other documentation are presented and are properly endorsed or otherwise in proper form for transfer, and the Person requesting such payment will pay any transfer or other Taxes required by reason of the transfer or establish, to the reasonable satisfaction of Purchaser, that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.3.2, each Certificate and Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.7 and any dividends or other distributions payable pursuant to Section 2.4.

2.4              Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Purchaser Common Stock with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Purchaser Common Stock that the holder of such unsurrendered Certificate or Book-Entry Share has the right to receive upon the surrender of such unsurrendered Certificate or Book-Entry Share, and no cash payment in lieu of fractional shares of Purchaser Common Stock

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will be paid to any such holder pursuant to Section 2.7, until the holder of such Certificate or Book-Entry Share will have surrendered such Certificate or Book-Entry Share in accordance with this Article II. Subject to escheat or other applicable Law, following the surrender of any Certificate or Book-Entry Share, there will be paid to the record holder of whole shares of Purchaser Common Stock issued in exchange therefor, without interest, with respect to such whole shares of Purchaser Common Stock (a) at the time of such surrender, the amount of dividends or other distributions with a record date and a payment date on or after the Effective Time and on or prior to the date of such surrender and the amount of any cash payable in lieu of a fractional share of Purchaser Common Stock to which such holder is entitled pursuant to Section 2.7 and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Purchaser Common Stock.

2.5              Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to holders of Certificates or Book-Entry Shares for one year after the Effective Time will be delivered to Purchaser, upon demand, and any holders of Certificates or Book-Entry Shares who have not then complied with this Article II will thereafter look only to Purchaser for, and Purchaser will remain liable for, payment of their claims for the Merger Consideration, any cash in lieu of any fractional shares payable pursuant to Section 2.7, and any dividends or other distributions payable pursuant to Section 2.4, in accordance with this Article II.

2.6              No Further Ownership Rights in Company Common Stock. The Merger Consideration, any cash in lieu of any fractional shares payable pursuant to Section 2.7, and any dividends or other distributions payable pursuant to Section 2.4 upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II will be deemed to have been in full satisfaction of all rights pertaining to the Company Common Stock formerly represented by such Certificates or Book-Entry Shares. At the close of business on the Closing Date, the share transfer books of Company will be closed, and there will be no further registration of transfers on the share transfer books of Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares will cease to have any rights with respect to shares of Company Common Stock, except as otherwise provided in this Plan of Merger or by applicable Law.

2.7              No Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Common Stock will be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends or other distributions of Purchaser will be paid with respect to such fractional share interests, and such fractional share interests will not entitle the owner to vote or to have any rights of a holder of shares of Purchaser Common Stock. Notwithstanding any other provision of this Plan of Merger, each holder of Certificates or Book-Entry Shares who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock (determined after taking into account all Certificates and Book-Entry Shares delivered by such holder) will receive, in lieu of such fraction of a share of Purchaser Common Stock, cash (without interest) in an amount equal to the product of (a) such fraction of a share of Purchaser Common Stock (rounded to the nearest one thousandth of a share) multiplied by (b) the closing price for a share of Purchaser Common Stock on the OTC Pink marketplace (or such other securities market or stock exchange on which Purchaser Common Stock then principally trades) as reported by Bloomberg L.P. for the five (5) most recent trading days, ending on and including the Business

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Day immediately before the date on which the Effective Time occurs, on which shares of Purchaser Common Stock were actually traded.

2.8              No Liability. To the fullest extent permitted by applicable Law, none of Company, Purchaser, the Surviving Corporation nor the Exchange Agent will be liable to any Company Shareholder or any other Person in respect of any cash properly delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund remaining unclaimed by Company Shareholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of Purchaser free and clear of any claims or interest of any Person previously entitled thereto.

2.9              Lost, Stolen or Destroyed Certificates. In the event that any Certificate has been lost, stolen or destroyed, Purchaser or the Exchange Agent will, upon the receipt of an affidavit of that fact by the holder of such Certificate in form and substance reasonably satisfactory to Purchaser or the Exchange Agent, as the case may be, pay in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.7 and any dividends or other distributions payable pursuant to Section 2.4 payable in respect of the shares of Company Common Stock previously evidenced by such lost, stolen or destroyed Certificate. Purchaser or the Exchange Agent, as the case may be, may, in its discretion and as a condition precedent to the payment of the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 2.7 and any dividends or other distributions payable pursuant to Section 2.4, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as Purchaser or the Exchange Agent, as the case may be, may reasonably direct as indemnity against any claim that may be made against Purchaser or the Exchange Agent with respect to such Certificate.

2.10          Withholding Rights. Purchaser will be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Plan of Merger such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Purchaser, such withheld amounts will be treated for all purposes of this Plan of Merger as having been paid to the Person in respect of which such deduction and withholding was made by Purchaser.

2.11          Investment of Exchange Fund. The Exchange Agent will invest any cash included in the Exchange Fund as directed by Purchaser from time to time provided that no gain or loss thereon will affect the amounts payable or the timing of the amounts payable to Company Shareholders pursuant to this Article II. The Exchange Fund will not be used for any purpose except as set forth herein. Any interest and other income resulting from such investments will be for Purchaser's account.

2.12          Adjustments. Notwithstanding anything to the contrary in this Article II, if, between the date of this Plan of Merger and the Effective Time, there is declared or effected a reorganization, reclassification, recapitalization, stock split (including a reverse stock split),

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split-up, stock dividend or stock distribution (including any dividend or distribution of securities convertible into Purchaser Common Stock or Company Common Stock), combination, exchange, or readjustment of shares with respect to, or rights issued in respect of, Purchaser Common Stock or Company Common Stock, the Merger Consideration will be proportionately adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Plan of Merger prior to such event. Notwithstanding any other provisions of this Section 2.12, no adjustment will be made in the event of the issuance of additional shares of Purchaser Common Stock pursuant to any dividend reinvestment plan or direct investment plan of Purchaser, pursuant to the exercise of stock options awarded under any director, employee or Affiliate stock option plans of Purchaser or its Subsidiaries, or upon the grant or sale of shares or rights to receive shares to or for the account of any director, employee, or Affiliate of Purchaser or any of its Subsidiaries pursuant to any stock option or other compensation or benefit plans of Purchaser, or in connection with the issuance of shares as merger consideration in a transaction where Purchaser is the surviving corporation, or in connection with any offering or issuance of shares pursuant to which Purchaser receives cash or other consideration in exchange for the shares issued. Nothing in this Section 2.12 will authorize any transaction that is prohibited by any other provision of this Plan of Merger.

2.13          Upset Provision. The "Upset Condition" will have occurred if both of the following conditions exist as of the last day of the Pricing Period: (a) the Final Purchaser Price is less than $23.30; and (b) the number determined by dividing the Final Purchaser Price by $29.13 is less than the number obtained by subtracting (i) 20% from (ii) the quotient obtained by dividing the Final Index Price by 686.39. The "Final Purchaser Price" means the 20-day average closing price of Purchaser Common Stock ending on the fifth Business Day prior to the date of Closing in transactions reported on the OTC Pink marketplace (or such other securities market or stock exchange on which Purchaser Common Stock then principally trades) (the "Pricing Period"), excluding the two highest and two lowest prices during the Pricing Period. The "Final Index Price" means the closing price of the SNL Micro Cap Bank index on the last day of the Pricing Period.

2.13.1    If the Upset Condition exists as of the last day of the Pricing Period, Company will have the right, exercisable at any time prior to 5:00 p.m., Michigan time on the second Business Day after the last day of the Pricing Period (the "Exercise Period") to (a) proceed with the Merger on the basis of the Merger Consideration as set forth in Section 2.1, subject to applicable adjustments, by delivering to Purchaser within the Exercise Period written notice of its decision to do so or by failing to deliver any notice to Purchaser during the Exercise Period; or (b) request, by delivering to Purchaser within the Exercise Period written notice to such effect (an "Increase Notice"), that Purchaser adjust the Stock Consideration Per Share by increasing the fixed exchange ratio to provide a per share value of at least $4.00 per share of share of Company Common Stock (the "Upset-Adjusted Stock Consideration Per Share").

2.13.2    If the Upset Condition occurs and Purchaser receives an Increase Notice, Purchaser will either accept or decline the Upset-Adjusted Stock Consideration Per Share by delivering written notice of its decision to Company at or before 5:00 p.m., Michigan time on the second Business Day after receipt of the Increase Notice (the "Acceptance Period"). If Purchaser accepts the Upset-Adjusted Stock Consideration Per Share within the Acceptance Period, this Plan of Merger will remain in effect in accordance with its terms except the Stock

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Consideration Per Share will be equal to the Upset-Adjusted Stock Consideration Per Share. If Purchaser declines the Upset-Adjusted Stock Consideration Per Share or fails to deliver written notice of its decision to accept or decline the Upset-Adjusted Stock Consideration Per Share within the Acceptance Period, the Merger will be abandoned and this Plan of Merger will thereupon terminate without further action by Company or Purchaser effective as of 5:00 p.m., Michigan time on the Business Day following the expiration of the Acceptance Period; provided, that if Purchaser so declines the Upset-Adjusted Stock Consideration Per Share or fails to deliver written notice of its decision to accept or decline the Upset-Adjusted Stock Consideration Per Share within the Acceptance Period, Company may, by written notice delivered to Purchaser at or before 5:00 p.m., Michigan time on the Business Day following the expiration of the Acceptance Period, elect to proceed with the Merger on the basis of the Merger Consideration as set forth in Section 2.1, subject to applicable adjustments, and, upon such election, no abandonment of the Merger or termination of the Plan of Merger will be deemed to have occurred, this Plan of Merger will remain in effect in accordance with its terms, and the Closing will thereafter occur, in accordance with the terms of this Plan of Merger.

2.14          Dissenting Shares. Notwithstanding anything to the contrary in this Plan of Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time held by a Company Shareholder who has not voted in favor of approval of this Plan of Merger or consented thereto in writing and who is entitled to demand and properly demands appraisal of such share pursuant to, and complies in all respects with, the provisions of the MBCA with respect thereto, will not be converted into the right to receive any portion of the Merger Consideration and will be converted into the right to receive payment from the Surviving Corporation with respect thereto as provided by the MBCA, unless and until the holder of any such share will have failed to perfect or will have effectively withdrawn or lost his, her or its right to appraisal and payment under the MBCA, in which case such share will thereupon be deemed, as of the Effective Time, to have been converted into the right to receive the Merger Consideration in accordance with this Plan of Merger. Any shares of Company Common Stock for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or not perfected, are referred to herein as "Dissenting Shares". Company will give Purchaser prompt notice and a copy of any Company Shareholder's demand for dissenters' rights and of any request to withdraw a demand for dissenters' rights. Company and Purchaser will jointly direct all negotiations and proceedings with respect to such demands and requests. Except with the prior written consent of Purchaser or except as required by applicable Law, Company will not make any payment with respect to any such demands or requests and will not settle (or offer to settle) any such demands, or requests or approve any withdrawal of the same.

ARTICLE III
COMPANY'S REPRESENTATIONS AND WARRANTIES

Except as specifically disclosed in the disclosure letter delivered by Company to Purchaser prior to or concurrently with the execution of this Plan of Merger (the "Company Disclosure Letter"), which sets forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Plan of Merger or as an exception to one or more representations or warranties of Company contained in this Article III or to one or more covenants of Company contained in Article V, Company represents and warrants to Purchaser that:

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3.1              Authorization, No Conflicts, Etc.

3.1.1        Authorization of Plan of Merger. Company has the requisite corporate power and authority to execute and deliver this Plan of Merger, and subject to the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote to approve the Plan of Merger (the "Company Shareholder Approval"), to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Plan of Merger have been duly authorized, by the Company Board of Directors, by a vote of not less than 50% of the entire Company Board of Directors and not less than 50% of the Continuing Directors (as that term is defined in Company's articles of incorporation). The Company Board of Directors, by a vote of not less than 50% of the entire Company Board of Directors and not less than 50% of the Continuing Directors (as that term is defined in Company's articles of incorporation), has (a) determined that the terms of this Plan of Merger are fair to and in the best interests of Company and the Company Shareholders, and (b) adopted this Plan of Merger and authorized the transactions contemplated by this Plan of Merger and, subject to Section 5.3, resolved to recommend approval by the Company Shareholders of this Plan of Merger and the transactions contemplated by it (such recommendation, the "Company Board Recommendation"). Except for the Company Shareholder Approval, no other corporate proceedings on the part of Company are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Purchaser) constitutes valid and binding obligations of, Company and is enforceable against Company in accordance with its terms, except to the extent that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.1.2        No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Company and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) subject to obtaining the Company Shareholder Approval, any provision of the articles of incorporation or bylaws (or similar organizational documents) of Company or any Subsidiary of Company (each a "Company Subsidiary" and collectively, the "Company Subsidiaries"); or (b) any Law or Order applicable to Company or any Company Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 3.1.4.

3.1.3        Regulatory Restrictions. Subject to Section 3.1.4, the execution, delivery, and performance of this Plan of Merger by Company and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other regulatory agreement or commitment with or from a Governmental Entity to which Company or any Company Subsidiary is a party or subject, or by which Company or any Company Subsidiary is bound or affected.

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3.1.4        Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the consummation of the transactions contemplated by this Plan of Merger by Company other than in connection or compliance with the provisions of the MBCA, compliance with federal and state securities Laws, and the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the FDI Act, and the Michigan Banking Code. As of the date hereof, Company has no Knowledge of any reason why the regulatory approvals referred to in this Section 3.1.4 cannot be obtained or why the regulatory approval process would be materially impeded or delayed.

3.2              Organization and Good Standing. Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Company has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted. Company is a bank holding company duly registered as such with the Federal Reserve Board under the Bank Holding Company Act. Company is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.3              Subsidiaries.

3.3.1        Ownership. Company has provided to Purchaser a true and complete list of each Company Subsidiary as of the date of this Plan of Merger. Other than the Company Subsidiaries, Company does not have "control" (as defined in Section 2(a)(2) of the Bank Holding Company Act, using 5 percent ownership or power to vote rather than 25 percent), either directly or indirectly, of any Person engaged in an active trade or business or that holds any significant assets. Company or a Company Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the Company Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any Company Subsidiary.

3.3.2        Organization and Good Standing. Each of the Company Subsidiaries: (a) is duly organized and validly existing under the laws of its jurisdiction of organization; (b) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (c) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (b) and (c) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.3.3        Deposit Insurance; Other Assessments. The deposits of each Company Subsidiary that is a depository institution are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid by each such Company Subsidiary when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Company, threatened. Company and

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each Company Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Company or each Company Subsidiary.

3.4              Capital Stock.

3.4.1        Classes and Shares. The authorized capital stock of Company consists of 10,000,000 shares, divided into two classes, as follows (a) 9,000,000 shares of common stock, no par value (the "Company Common Stock"), of which 4,131,664 shares are issued and outstanding as of the date of this Plan of Merger; and (b) 1,000,000 shares of preferred stock, no par value (the "Company Preferred Stock"), of which no shares are issued and outstanding as of the date of this Plan of Merger. As of the date of this Plan of Merger, there are no outstanding options or warrants to purchase Company Common Stock, there is no security or class of securities outstanding that represents or is convertible into capital stock of Company, and there are no compensatory awards outstanding pursuant to which Company Common Stock has issued or is issuable, or that relate to or are determined by reference to the value of Company Common Stock.

3.4.2        Issuance of Shares. After the date of this Plan of Merger, the number of issued and outstanding shares of Company Common Stock and Company Preferred Stock is not subject to change before the Effective Time.

3.4.3        Voting Rights. Other than the issued and outstanding shares of Company Common Stock described in Section 3.4.1, neither Company nor any Company Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger, or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger, other than the voting agreements contemplated hereby.

3.5              Financial Statements.

3.5.1        Financial Statements. The consolidated financial statements of Company as of and for each of the three years ended December 31, 2018, 2017, and 2016, as reported on by Company's independent accountants, and the unaudited consolidated financial statements of Purchaser as of and for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, including all schedules and notes relating to such statements (collectively, "Company's Financial Statements"), fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flows of Company as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments and the absence of notes (that, if presented, would not differ materially from those included in Company's Financial Statements). No financial statements of any entity or enterprise other than the Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of Company.

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3.5.2        Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

3.5.2.1  The Consolidated Reports of Condition and Income (Form FFIEC 041) of each Company Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2018, 2017, and 2016 and as of and for each of the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019; and

3.5.2.2  The Parent Company Only Financial Statements for Small Holding Companies (Form FR Y-9SP) (including any amendments) for Company as of and for each of the fiscal years ended December 31, 2018, 2017, and 2016 and as of and for the six-month period ended June 30, 2019, as filed with the Federal Reserve Board.

All of the reports identified in this Section 3.5.2 are collectively referred to as the "Company Call Reports."

3.6              Absence of Undisclosed Liabilities. There exist no Liabilities of Company or any Company Subsidiaries other than (a) Liabilities that are reflected, reserved for or disclosed in the Company Financial Statements or the Company Call Reports as required by GAAP, (b) Liabilities incurred in the ordinary course of business of Company and the Company Subsidiaries, and (c) Liabilities incurred in connection with this Plan of Merger or the transactions contemplated hereby.

3.7              Absence of Certain Changes or Events. Since December 31, 2018, (a) Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.8              Legal Proceedings. There is no Action pending or, to the Knowledge of Company, threatened against Company or any of the Company Subsidiaries that (a) as of the date of this Plan of Merger, challenges or seeks to enjoin, alter, prevent or delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no unsatisfied judgment, penalty or award against Company or any of the Company Subsidiaries. Neither Company nor any of the Company Subsidiaries, nor any of their respective properties or assets, is subject to any Order or, to the Knowledge of Company, any investigation by a Governmental Entity. No officer or director of Company or any of the Company Subsidiaries is a defendant in any Action commenced by any shareholder of Company or any of the Company Subsidiaries with respect to the performance of his or her duties as an officer or a director of Company or any of the Company Subsidiaries under any applicable Law, except for any Action arising out of or relating to the Merger and the transactions contemplated by this Plan of Merger.

3.9              Regulatory Filings. In the last three years:

3.9.1        Regulatory Filings. Company and each Company Subsidiary has filed in a timely manner all filings with Governmental Entities as required by applicable Law; and

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3.9.2        Complete and Accurate. All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.

3.10          No Indemnification Claims. There has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other Person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any Contract or arrangement providing for indemnification or reimbursement of any such Person by Company or any Company Subsidiary.

3.11          Conduct of Business. Company and each Company Subsidiary has conducted its business and used its properties in material compliance with all applicable Orders and Laws, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, privacy, and Environmental Laws. Company and each Company Subsidiary has not had nor suspected any material incidents of fraud or defalcation involving Company, any Company Subsidiary or any of their respective officers, directors or Affiliates since December 31, 2016. Community Shores Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has processes customarily followed by financial institutions of a similar size to Community Shores Bank that are designed to properly monitor transaction activity (including wire transfers). Community Shores Bank has a Community Reinvestment Act rating of "Satisfactory." Company is "well capitalized" (as that term is defined in 12 C.F.R. § 225.2(r)). No fact or circumstance exists that, upon the Effective Time of the Merger, would cause Purchaser to fail to comply with requirements for financial holding company status under Regulation Y (12 CFR 225, Subpart I).

3.12          Agreements With Bank Regulators. Except where such disclosure is prohibited by applicable Law, neither Company nor any Company Subsidiary is a party to any Contract, cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any Order by, or is a recipient of any extraordinary supervisory letter from, any Bank Regulator that restricts the conduct of Company's or a Company Subsidiary's business, or in any manner relates to the capital adequacy, credit or reserve policies or management of Company or any Company Subsidiary (a "Regulatory Agreement"), nor has Company nor any Company Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement. Neither Company nor any Company Subsidiary is required by Section 32 of the FDI Act or FDIC Regulation Part 359 or the Federal Reserve Board to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification.

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3.13          Tax Matters.

3.13.1    All income and other Tax Returns required by applicable Law to have been filed by Company and each Company Subsidiary since January 1, 2012 have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects. Since January 1, 2012, Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party. Since January 1, 2012, all income and other Taxes that are due and payable by Company and each Company Subsidiary have been paid.

3.13.2    There is no audit or other proceeding pending against or with respect to Company or any Company Subsidiary with respect to any Tax. There are no Liens on any of the assets of Company or any of the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

3.13.3    Neither Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

3.13.4    Neither Company nor any Company Subsidiary is a party to any Tax indemnification, allocation or sharing agreement.

3.13.5    Neither Company nor any Company Subsidiary has been included in any "consolidated," "unitary" or "combined" Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which Company and one or more Company Subsidiaries are the only members). Neither Company nor any Company Subsidiary is a general partner in any partnership.

3.13.6    Within the past three years, neither Company nor any Company Subsidiary has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify for tax-free treatment under Section 355 or Section 361 of the Code.

3.13.7    Neither Company nor any Company Subsidiary has participated in or been a party to a transaction that, as of the date of this Plan of Merger, constitutes a "listed transaction" for purposes of Section 6011 of the Code (or a similar provision of state Law).

3.13.8    Neither Company nor any Company Subsidiary has taken or agreed to take (or failed to take or agree to take) any action or has Knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

3.13.9    There has been no disallowance of a deduction under Section 162(m) of the Code for any amount paid or payable by Company or any Company Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise. Neither Company nor any Company Subsidiary has made any payment, is obligated to make any payment, nor is a party to any agreement, contract, arrangement

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or plan that could obligate it to make any payment that may be treated, individually or in the aggregate, as an "excess parachute payment" within the meaning of Section 280G of the Code.

3.13.10      No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Company or any Company Subsidiary.

3.13.11      The income that will be required to be included by Company in, and the deductions that will be required to be excluded by Company from, the determination of taxable income for any taxable periods or portions thereof ending after the Effective Time, in each case as a result of (a) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Effective Time; (b) an installment sale or open transaction occurring on or prior to the Effective Time; (c) a prepaid amount received on or before the Effective Time; (d) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; and (e) any election under Section 108(i) of the Code, will not be material.

3.13.12      Company has not within the last three (3) years received written notice (or, to the Knowledge of Company, any other notice) of any claim by an authority in a jurisdiction where Company or any Company Subsidiary does not file tax returns that Company or any Company Subsidiary may be subject to taxation by that jurisdiction or required to file a tax return in such jurisdiction.

3.13.13      Company has been a treated as a C corporation for federal income tax purposes since its inception and neither Company nor any Company Subsidiary has ever been or has filed any Tax Return as an S corporation (within the meaning of Code Sections 1361 and 1362) or as a "qualified subchapter S subsidiary" (within the meaning of Code Section 1361(b)(3)(B)).

3.14          Properties.

3.14.1    Title to and Interest in Properties. Company and each Company Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens. Company and each Company Subsidiary has complied in all material respects with the terms of all leases to which it is a party. All material leases to which Company or any Company Subsidiary is a party and under which it is in possession of any personal or real property are valid and binding contracts and are in full force and effect and neither Company nor any Company Subsidiary has received any written notice alleging violation, breach, or default of such lease. Company and each Company Subsidiary is in possession of the properties or assets purported to be leased under all its material leases. The tangible personal and real property and assets of Company and all Company Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted, and, subject to maintenance and repair in the ordinary course

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of business consistent with past practice, are adequate in all material respects for the uses to which they are being put.

3.14.2    Notices: Owned Real Property. With respect to real property owned by Company or any Company Subsidiary, none of Company nor any Company Subsidiary (a) has received written notice of any pending, and to the Knowledge of Company there is no threatened, condemnation proceeding against any of such real property or (b) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law.

3.14.3    Notices: Leased Real Property. With respect to real property leased, subleased or licensed by Company or any Company Subsidiary, none of Company nor any Company Subsidiary (a) has received any written notice alleging a violation, breach or default under any lease of such real property, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of Company as required by GAAP or (b) (i) has received written notice of any pending, and to the Knowledge of Company there is no threatened, condemnation proceeding with respect to any of such real property or (ii) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law.

3.15          Intellectual Property.

3.15.1    Company and the Company Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing will not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 3.15. No Actions, suits or other proceedings are pending or, to the Knowledge of Company, threatened that Company or any of the Company Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of Company, no Person is infringing, misappropriating or otherwise violating the rights of Company or any of the Company Subsidiaries with respect to any Intellectual Property owned or purported to be owned by Company or any of the Company Subsidiaries (collectively the "Company-Owned Intellectual Property"). To the Knowledge of Company: (a) no circumstances exist which could reasonably be expected to give rise to any (i) Action that challenges the rights of Company or any of the Company Subsidiaries with respect to the validity or enforceability of the Company-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person, and (b) the consummation of the transactions contemplated by this Plan of Merger will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any Company-Owned Intellectual Property or Intellectual Property licensed to Company or any Company Subsidiary.

3.15.2    Company and/or its Subsidiaries own, license or have access to information technology software and systems adequate for operating and performing in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of Company's and Subsidiaries' business as currently conducted. To the Knowledge of Company, the products, services and computer systems offered, owned or licensed by Company and its Subsidiaries do not contain any disabling device, worm, back door,

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trojan horse, malware, spyware, adware, ransomware, other viruses or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology and, to the Knowledge of Company, no Person has obtained unauthorized access to Company's or its Subsidiaries' information technology systems, computer systems, products or services.

3.16          Required Licenses, Permits, Etc. Company and each Company Subsidiary hold all material Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business as presently conducted. All such material Permits and rights are in full force and effect. Each Company Subsidiary, as applicable, is an approved seller-servicer for each mortgage investor with whom it conducts business, and holds all material Permits, authorizations, and approvals necessary to carry on the mortgage banking business in the manner in which it is presently being conducted.

3.17          Material Contracts and Change of Control.

3.17.1    "Material Contracts" Defined. For the purposes of this Plan of Merger, the term "Company Material Contract" means any of the following Contracts to which Company or any of the Company Subsidiaries is a party or bound as of the date of this Plan of Merger:

3.17.1.1      Each Contract, other than any Contracts contemplated by this Plan of Merger, that limits (or purports to limit) the ability of Company or any of the Company Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements);

3.17.1.2      Each Contract that creates a partnership or joint venture to which Company or any of the Company Subsidiaries is a party;

3.17.1.3      Each Contract between or among Company and any Company Subsidiary;

3.17.1.4      Each Contract with a "correspondent banker" as defined in Regulation F promulgated by the Federal Reserve Board;

3.17.1.5      Each Contract relating to the borrowing of money by Company or any Company Subsidiary or guarantee by Company or any Company Subsidiary of such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, FHLB advances to Company Subsidiaries that are depository institutions, borrowings from the Federal Reserve Bank discount window, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business consistent with past practice) in excess of $25,000;

3.17.1.6      Each Contract that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or asset,

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other than this Plan of Merger, pursuant to which Company or any of the Company Subsidiaries has any continuing obligations, contingent or otherwise;

3.17.1.7      Each Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company or any of the Company Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

3.17.1.8      Other than as contemplated by this Plan of Merger, each voting agreement or registration rights agreement with respect to the capital stock of Company or any of the Company Subsidiaries;

3.17.1.9      Each Contract granting Company or any Company Subsidiary the right to use, restricting Company's or any Company Subsidiary's right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of Company's or any Company Subsidiary's business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract);

3.17.1.10      Each Contract that limits the payment of dividends by Company or any Company Subsidiary;

3.17.1.11      Each Contract involving a standstill or similar obligation of Company or any of the Company Subsidiaries relating to the purchase of securities of Company or any other Person;

3.17.1.12      Except transactions made in accordance with Regulation O and agreements entered into in the ordinary course of business consistent with past practice for compensation or indemnity, any Contract between Company or any Company Subsidiary, on the one hand, and, on the other hand (a) any officer or director of Company or a Company Subsidiary, or (b) to the Knowledge of Company, any (i) record or beneficial owner of five percent or more of the voting securities of Company, (ii) Affiliate or "immediate family member" (as defined by the Federal Reserve Board in Regulation Y) of any such officer, director, or record or beneficial owner, or (iii) other Affiliate of Company, except those Contracts of a type available to employees of Company generally;

3.17.1.13      Each Contract for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $25,000;

3.17.1.14      Each Contract or commitment to make a loan not yet fully disbursed or funded to any Person, wherein the undisbursed or unfunded amount exceeds $350,000;

3.17.1.15      Each Contract or commitment for a loan participation agreement with any other Person in excess of $250,000; and

3.17.1.16      Each Contract that is material to the financial condition, results of operations or business of Company or any Company Subsidiary.

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3.17.2    Full Force and Effect. Prior to the date of this Plan of Merger, Company has provided or made available to Purchaser a true and complete copy of each Material Contract in effect as of the date of this Plan of Merger, and (a) all Company Material Contracts are in full force and effect, (b) neither Company nor any of the Company Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any Company Material Contract, (c) to the Knowledge of Company, no other party to any Company Material Contract is in breach of or in default under any Company Material Contract, and (d) neither Company nor any Company Subsidiary has received written notice of breach or termination (or proposed breach or termination) of any Company Material Contract.

3.17.3    Effect of Merger and Related Transactions. There is no Company Material Contract under which (a) a consent or approval is required, (b) a prohibited assignment by operation of Law could occur, (c) a waiver or loss of any right could occur, or (d) an acceleration of any obligation could be deemed to occur, in each case as a result of the execution and delivery of this Plan of Merger or the consummation of the transactions contemplated herein.

3.18          Labor and Employment Matters.

3.18.1    Compliance with Labor and Employment Laws. (a) Company and all of the Company Subsidiaries are in material compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, the identification of particular employees or job classifications as "exempt" or "non-exempt" for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants; (b) as of the date of this Plan of Merger there is no unfair labor practice charge or complaint pending before the NLRB or, to the Knowledge of Company, threatened against Company or any of the Company Subsidiaries; (c) as of the date of this Plan of Merger and during the past three years there has been no labor strike, slowdown, work stoppage or lockout, pending or, to the Knowledge of Company, threatened against or affecting Company or any of the Company Subsidiaries; (d) there is no representation claim or petition pending before the NLRB or any similar foreign agency relating to the employees of Company or any Company Subsidiary; (e) as of the date of this Plan of Merger, Company has not received written notice of charges with respect to or relating to Company or any Company Subsidiary pending before the Equal Employment Opportunity Commission or other Governmental Entity responsible for the prevention of unlawful employment practices; and (f) neither Company nor any Company Subsidiary has received any written notice from any Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of Company or any Company Subsidiary and, to the Knowledge of Company, no such investigation is in progress.

3.18.2    Collective Bargaining Agreements. Neither Company nor any Company Subsidiary is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association.

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3.18.3    At-Will Employment. All salaried employees, hourly employees, and temporary employees of Company and any of the Company Subsidiaries are employed on an at-will basis by Company or any of the Company Subsidiaries and may be terminated at any time with or without cause and without any severance or other liabilities to Company or any Company Subsidiary, or have signed an agreement or acknowledged in writing that their employment is at will. There has been no written representation by Company or any Company Subsidiary made to any employees that commits Company, any Company Subsidiary, or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing.

3.18.4    WARN Act. Since January 1, 2013, neither Company nor any Company Subsidiary has effectuated a "plant closing" or a "mass lay off" (in each case, as defined in the WARN Act), in either case affecting any site of employment or facility of Company or any Company Subsidiary, except in compliance with the WARN Act.

3.18.5    Occupational Health and Safety. There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or to the Knowledge of Company, threatened against Company or any Company Subsidiary. Company and all of the Company Subsidiaries are in material compliance with all applicable occupational health and safety Laws.

3.18.6    Certain Contracts. Neither Company nor any Company Subsidiary is a party or subject to any Contract which restricts Company or any Company Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion of its operations or facilities.

3.18.7    Liabilities under Employment and Benefit Contracts. The consummation of the transactions contemplated by this Plan of Merger will not create Liabilities for any act by Company or any Company Subsidiary on or prior to the Closing under any Collective Bargaining Agreement, employment or benefit Contract or Company Benefit Plan.

3.18.8    Eligibility Verification. Company has implemented commercially reasonable procedures to ensure that all employees who are performing services for Company or any Company Subsidiary in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Surviving Corporation or any of its Subsidiaries following the consummation of the transactions contemplated by this Plan of Merger.

3.18.9    Employment Policies, Programs, and Procedures. The policies, programs, and practices of Company and all Company Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt), hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in material compliance with applicable Law governing or relating to employment and employer practices and facilities.

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3.19          Employee Benefits.

3.19.1    Company has delivered or made available to Purchaser true and complete copies of all Company Benefit Plans. Each Company Benefit Plan is in material compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws.

3.19.2    Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code is so qualified and has at all times since its adoption been so qualified, and, to the Knowledge of Company, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such qualification.

3.19.3    All contributions, payments or premiums required to be made with respect to any Company Benefit Plan by Company on or before the date of this Plan of Merger have been timely made, and all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of Company and the Company Subsidiaries have performed all obligations required to be performed under all Company Benefit Plans with respect to which Company or any ERISA Affiliate of Company has an obligation to contribute.

3.19.4    Neither Company nor any ERISA Affiliate of Company participates in nor since December 31, 1973 has ever participated in any Multiemployer Plan, and neither Company nor any ERISA Affiliate of Company maintains or contributes to, or is party to, and, at no time since January 1, 2013 maintained, contributed to, or was a party to, any plan, program, agreement or policy that (a) is a "defined benefit plan" within the meaning of Section 414(j) of the Code or 3(35) of ERISA, (b) is a "multiple employer plan" as defined in ERISA or the Code (whether or not subject thereto), (c) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (d) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of the Code, (e) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (f) is primarily for the benefit of employees who reside outside of the United States.

3.19.5    Except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, neither Company nor any Company Subsidiary provides health or welfare benefits for any retired or former employee following such employee's retirement or other termination of service.

3.19.6    The execution, delivery of, and performance by Company of its obligations under the transactions contemplated by this Plan of Merger (either alone or upon the occurrence of any additional or subsequent event) will not (a) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of Company or any of the Company Subsidiaries; (b) result in the triggering or imposition of any restrictions or limitations on the right of Company or any of the Company Subsidiaries to amend or terminate

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any Company Benefit Plan; or (c) result in any "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code.

3.19.7    Company and the Company Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable Company Benefit Plan, without the consent of any employee, beneficiary, or other person, prospectively terminate, modify, or amend any such Company Benefit Plan effective as of any date on or after the date of this Plan of Merger.

3.19.8    No Company Benefit Plan is a nonqualified deferred compensation plan. Neither Company nor any of the Company Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

3.19.9    There is no pending or, to the Knowledge of Company, threatened Action with respect to any Company Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

3.19.10      Since January 1, 2018, neither Company nor any of the Company Subsidiaries have agreed or otherwise committed to, whether in writing or otherwise, adopt any new plan, program, agreement or policy that would constitute a Company Benefit Plan or result in participation in a Multiemployer Plan or increase or improve the compensation, benefits, or terms and conditions of employment or service of any director, officer, employee, or consultant, except (a) in the ordinary course of business consistent with past practice with respect to individual employees who are not officers (and not with respect to a substantial class of employees) or (b) as required by applicable Law or any applicable Company Benefit Plan.

3.19.11      Each of the Company Benefit Plans which is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA is in material compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable. Neither Company nor any of the Company Subsidiaries have any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other Liability arising wholly or partially out of events occurring on or before the Closing with respect to any Company Benefit Plan.

3.20          Environmental Matters.

3.20.1    (a) Company and each of the Company Subsidiaries is and has been in material compliance with and, to the Knowledge of Company, has no Liability under applicable Environmental Laws; (b) Company and each of the Company Subsidiaries possesses, has possessed and is and has been in material compliance with all required Environmental Permits; (c) there are no Environmental Claims pending or, to the Knowledge of Company, threatened against Company or any of the Company Subsidiaries, and, to the Knowledge of Company, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Company or any of the Company Subsidiaries; (d) during the period of Company's or Company's Subsidiaries' ownership or operation of the Company Sites, no

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Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Company Site and no Hazardous Materials are present in, on, about or to the Knowledge of Company migrating to or from any Company Site that could give rise to an Environmental Claim against Company or any of the Company Subsidiaries; (e) neither Company nor any of the Company Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; (f) neither Company nor any of the Company Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws; and (g) neither Company nor any of the Company Subsidiaries, to the Knowledge of Company any predecessors of Company or any of the Company Subsidiaries nor to the Knowledge of Company any entity previously owned by Company or any of the Company Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against Company or any of the Company Subsidiaries.

3.20.2    No Company Site contains, and to the Knowledge of Company has ever contained, any underground storage tanks. With respect to any underground storage tank that is listed in Section 3.20.2 of the Company Disclosure Letter as an exception to the foregoing, each such underground storage tank presently or previously located on any Company Site has been operated, maintained and removed or closed in place, as applicable, in compliance with all applicable Environmental Laws, and to the Knowledge of Company has not been the source of any Release of a Hazardous Material to the environment that has not been fully remediated.

3.21          Investment Bankers and Brokers. Company has employed Professional Bank Services, Inc. (d/b/a ProBank Austin) ("Company Investment Banker") in connection with the Merger. Company, the Company Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than Company Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Company to Company Investment Banker in connection with the Merger, as described in Section 3.21 of the Company Disclosure Letter, there is no investment banking fee, financial advisory fee, brokerage fee, finder's fee, commission, or compensation of a similar type payable by Company or any Company Subsidiary to any Person with respect to the Plan of Merger or the consummation of the Merger. Company has provided to Purchaser true and complete copies of each agreement, arrangement, and understanding between Company and Company Investment Banker prior to the date of this Plan of Merger.

3.22          Fairness Opinion. The Company Board of Directors has received the oral or written opinion of the Company Investment Banker, to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Merger Consideration is fair to the Company Shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Plan of Merger.

3.23          Company-Related Persons.

3.23.1    Insider Loans. No Company-Related Person has any loan, credit or other Contract outstanding with Company or any Company Subsidiary that does not conform to

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applicable rules and regulations of the FDIC, the Federal Reserve Board, or any other Governmental Entity with jurisdiction over Company or any Company Subsidiary.

3.23.2    Control of Material Assets. Other than in a capacity as a shareholder, director, or executive officer of Company or any Company Subsidiary, no Company-Related Person owns or controls any assets or properties that are used in the business of Company or any Company Subsidiary.

3.23.3    Contractual Relationships. Other than ordinary and customary banking relationships, no Company-Related Person has any contractual relationship with Company or any Company Subsidiary.

3.23.4    Loan Relationships. No Company-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, Company or any Company Subsidiary in a principal amount of $50,000 or more.

3.24          Change in Business Relationships. As of the date of this Plan of Merger, no director or executive officer of Company has Knowledge, whether on account of the Merger or otherwise, that any customer, agent, representative, supplier of Company or any Company Subsidiary, or other person with whom Company or any Company Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with Company or any Company Subsidiary.

3.25          Insurance. Company and the Company Subsidiaries maintain in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $25,000 or more under such insurance as to which the insurance carrier has denied liability. Since January 1, 2013, no insurance company has canceled or refused to renew a policy of insurance covering Company's or any Company Subsidiary's assets, properties, premises, operations, directors or personnel. Company and the Company Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material claim of which Company has Knowledge and for which a defense or indemnification or both may be available to Company or the Company Subsidiaries.

3.26          Books and Records. The books of account, minute books, stock record books, and other records of Company are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Company and the Company Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since January 1, 2015, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2015, have been made available for Purchaser's review prior to the date of this Plan of Merger without material omission or redaction (other than with respect to the minutes relating to

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the Merger or recent and similarly proposed transactions, information subject to attorney-client or other legal privileges, or confidential supervisory information).

3.27          Loan Guarantees. All guarantees of indebtedness owed to Company or any Company Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and any other Governmental Entity, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

3.28          Data Security and Customer Privacy. Company and each Company Subsidiary is in material compliance with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers' data and the systems operated by Company and each Company Subsidiary (including without limitation the Gramm-Leach-Bliley Act), and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

3.29          Allowance for Loan and Lease Losses. The allowance for loan and lease losses as reflected in Company's consolidated financial statements and the Company Call Reports as of September 30, 2019 was, in the reasonable opinion of Company's management, (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (b) consistent with GAAP, except in the case of the Company Call Reports, which are consistent with the Interagency Policy Statement on the Allowance for Loan and Lease Losses (the "ALLL Policy Statement"), and reasonable and sound banking practices, and (c) conforms to recommendations and comments in reports of examination.

3.30          Loans and Investments. All investments and loans of Company and each Company Subsidiary are: (a) evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be; (b) legal and enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium, or other laws affecting the rights of creditors generally or by the exercise of judicial discretion; (c) authorized under all applicable Laws; and (d) to the extent secured, secured by valid Liens which have been perfected.

3.31          Loan Origination and Servicing. In originating, underwriting, servicing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, Company and each Company Subsidiary has materially complied with all applicable terms and conditions of such obligations and with all applicable Laws, Contracts, rules, and procedures.

3.32          Securities Laws Matters. Neither Company nor any Company Subsidiary is or has been, since January 2018, required to file periodic reports with the SEC. Neither Company nor any Company Subsidiary has Knowledge of any written complaint, allegation, assertion or claim, in each case since January 4, 2018, regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any Company Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or

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claim that Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness.

3.33          Joint Ventures; Strategic Alliances. Neither Company nor any Company Subsidiary is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated Person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

3.34          Policies and Procedures. Company and each Company Subsidiary have complied in all material respects with the policies and procedures as formally adopted by the respective entity's board of directors and disclosed to Purchaser as applicable to the periods when those policies and procedures were in effect.

3.35          Shareholder Rights Plan; Takeover Laws. Company does not have in effect any shareholder rights plan, "poison pill," or similar plan or arrangement. Purchaser is not an "interested shareholder" of Company as defined in Section 778 of the MBCA. Company and the Company Subsidiaries have taken (through their respective boards of directors or other governing bodies or otherwise) all action required to render inapplicable to this Plan of Merger and the transactions contemplated hereby any otherwise applicable state takeover Laws, including without limitation any "moratorium," "control share," "fair price," "affiliate transaction," "business combination," "takeover" or "interested shareholder" Law (collectively, "Takeover Laws"). Neither Company nor any Company Subsidiary owns any shares of Purchaser Common Stock.

3.36          No Other Representations and Warranties. Except for the representations and warranties made by Company and the Company Subsidiaries in this Article III, neither Company nor any other Person makes or has made any representation or warranty with respect to Company or the Company Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

ARTICLE IV
PURCHASER'S REPRESENTATIONS AND WARRANTIES

Except as specifically disclosed in (a) the forms, documents and reports filed with or furnished to the SEC prior to the date of this Plan of Merger (excluding any risk factor disclosures set forth under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other forward-looking statement of risk that does not contain a reasonable level of detail about the risks of which the statement warns), it being understood and agreed that the disclosure of any item in the forms, documents and reports filed with or furnished to the SEC prior to the date of this Plan of Merger will be deemed disclosure only to the extent the relevance of such disclosure to the sections or subsections of this Article IV is reasonably apparent on the face of such disclosure or (b) the disclosure letter delivered by Purchaser to Company prior to or concurrently with the execution of this Plan of Merger

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(the "Purchaser Disclosure Letter"), which sets forth, among other things, items the disclosure of which is necessary either in response to an express disclosure requirement contained in a provision of this Plan of Merger or as an exception to one or more representations or warranties of Purchaser contained in this Article IV or to one or more covenants of Purchaser contained in Article V, Purchaser represents and warrants to Company that:

4.1              Authorization, No Conflicts, Etc.

4.1.1        Authorization of Plan of Merger. Purchaser has the requisite corporate power and authority to execute and deliver this Plan of Merger and to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly adopted, and the consummation of the Merger and the other transactions contemplated by this Plan of Merger have been duly authorized, by the Purchaser Board of Directors. The Purchaser Board of Directors has (a) determined that the terms of this Plan of Merger are fair to and in the best interests of Purchaser and Purchaser's shareholders, and (b) adopted this Plan of Merger and authorized the transactions contemplated by this Plan of Merger. No other corporate proceedings on the part of Purchaser are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Company) constitutes valid and binding obligations of, Purchaser and is enforceable against Purchaser in accordance with its terms, except to the extent that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.1.2        No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Purchaser, the issuance of shares of Purchaser Common Stock constituting the Merger Consideration, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) any provision of the articles of incorporation or bylaws (or similar organizational documents) of Purchaser or any Subsidiary of Purchaser (each a "Purchaser Subsidiary" and collectively, the "Purchaser Subsidiaries"); or (b) any Law or Order applicable to Purchaser or any Purchaser Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 4.1.4.

4.1.3        Regulatory Restrictions. Subject to Section 4.1.4, the execution, delivery, and performance of this Plan of Merger by Purchaser, the issuance of shares of Purchaser Common Stock constituting the Merger Consideration, and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other regulatory agreement or commitment with or from a Governmental Entity to which Purchaser or any Purchaser Subsidiary is a party or subject, or by which Purchaser or any Purchaser Subsidiary is bound or affected.

4.1.4        Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the

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consummation of the transactions contemplated by this Plan of Merger by Purchaser other than in connection or compliance with the provisions of the MBCA, compliance with federal and state securities Laws, and the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the FDI Act, and the Michigan Banking Code. Purchaser has no Knowledge of any reason why the regulatory approvals referred to in this Section 4.1.4 cannot be obtained or why the regulatory approval process would be materially impeded or delayed.

4.2              Organization and Good Standing. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Purchaser has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted. Purchaser is a financial holding company duly registered as such with the Federal Reserve Board under the Bank Holding Company Act. Purchaser is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.3              Subsidiaries.

4.3.1        Ownership. Purchaser has provided to Company a true and complete list of each Purchaser Subsidiary as of the date of this Plan of Merger. Other than the Purchaser Subsidiaries, Purchaser does not have "control" (as defined in Section 2(a)(2) of the Bank Holding Company Act, using 5 percent ownership or power to vote rather than 25 percent), either directly or indirectly, of any Person engaged in an active trade or business or that holds any significant assets. Purchaser or a Purchaser Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the Purchaser Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any Purchaser Subsidiary.

4.3.2        Organization and Good Standing. Each of the Purchaser Subsidiaries: (a) is duly organized and validly existing under the laws of its jurisdiction of organization; (b) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (c) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (b) and (c) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.3.3        Deposit Insurance; Other Assessments. The deposits of each Purchaser Subsidiary that is a depository institution are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid by each such Purchaser Subsidiary when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Purchaser, threatened. Purchaser and each Purchaser Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Purchaser or each Purchaser Subsidiary.

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4.4              Capital Stock.

4.4.1        Classes and Shares. The authorized capital stock of Purchaser consists of 12,100,000 shares, divided into two classes, as follows (a) 12,000,000 shares of common stock, no par value (the "Purchaser Common Stock"), of which 7,245,088 shares were issued and outstanding as of the date of this Plan of Merger; and (b) 100,000 shares of preferred stock, no par value, of which no shares were issued and outstanding as of the date of this Plan of Merger. Except for the Purchaser Share-Based Awards, as of the date of this Plan of Merger, (i) there is no security or class of securities outstanding that represents or is convertible into capital stock of Purchaser, and (ii) there are no compensatory awards outstanding pursuant to which Purchaser Common Stock has issued or is issuable, or that relate to or are determined by reference to the value of Purchaser Common Stock.

4.4.2        Share-Based Awards. Section 4.4.2 of the Purchaser Disclosure Letter sets forth, as of the date of this Plan of Merger, the number of shares of Purchaser Common Stock that are authorized and reserved for issuance under each Purchaser stock plan, and the number of shares of Purchaser Common Stock that are subject to outstanding Purchaser stock options and restricted stock (collectively, "Purchaser Share-Based Awards").

4.4.3        Voting Rights. Neither Purchaser nor any Purchaser Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger, this Plan of Merger, or the issuance of Purchaser Common Stock consisting a portion of the Merger Consideration, or that entitle the holder or holders to consent to, or withhold consent on, the Merger, this Plan of Merger, or the issuance of Purchaser Common Stock consisting a portion of the Merger Consideration.

4.5              Financial Statements.

4.5.1        Financial Statements. The consolidated financial statements of Purchaser as of and for each of the three years ended December 31, 2018, 2017, and 2016, as reported on by Purchaser's independent accountants, and the unaudited consolidated financial statements of Purchaser as of and for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, including all schedules and notes relating to such statements (collectively, "Purchaser's Financial Statements"), fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flows of Purchaser as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments and the absence of notes (that, if presented, would not differ materially from those included in Purchaser's Financial Statements). No financial statements of any entity or enterprise other than the Purchaser Subsidiaries are required by GAAP to be included in the consolidated financial statements of Purchaser.

4.5.2        Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

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4.5.2.1  The Consolidated Reports of Condition and Income (Form FFIEC 041) of each Purchaser Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2018, 2017, and 2016 and as of and for each of the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019; and

4.5.2.2  The Parent Company Only Financial Statements for Small Holding Companies (Form FR Y-9SP) (including any amendments) for Purchaser as of and for each of the fiscal years ended December 31, 2018, 2017, and 2016 and as of and for the six-month period ended June 30, 2019, as filed with the Federal Reserve Board.

4.6              Legal Proceedings. There is no Action pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of the Purchaser Subsidiaries that (a) as of the date of this Plan of Merger, challenges or seeks to enjoin, alter, prevent or delay the Merger or (b) has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. There is no unsatisfied judgment, penalty or award against Purchaser or any of the Purchaser Subsidiaries. Neither Purchaser nor any of the Purchaser Subsidiaries, nor any of their respective properties or assets, is subject to any Order or, to the Knowledge of Purchaser, any investigation by a Governmental Entity.

4.7              Regulatory Filings. In the last three years:

4.7.1        Regulatory Filings. Purchaser and each Purchaser Subsidiary has filed in a timely manner all filings with Governmental Entities as required by applicable Law; and

4.7.2        Complete and Accurate. All such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.

4.8              Agreements With Bank Regulators. Neither Purchaser nor any Purchaser Subsidiary is a party to any Regulatory Agreement, nor has Purchaser nor any Purchaser Subsidiary been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) an Order or a Regulatory Agreement.

4.9              Investment Bankers and Brokers. Purchaser has employed Donnelly Penman & Partners ("Purchaser Investment Banker") in connection with the Merger. Purchaser, the Purchaser Subsidiaries, and their respective Representatives have not employed, engaged, or consulted with any broker, finder, or investment banker other than Purchaser Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Purchaser to Purchaser Investment Banker in connection with the Merger, as described in Section 4.9 of the Purchaser Disclosure Letter, there is no investment banking fee, financial advisory fee, brokerage fee, finder's fee, commission, or compensation of a similar type payable by Purchaser or any Purchaser Subsidiary to any Person with respect to the Plan of Merger or the consummation of the Merger.

4.10          Sufficient Funds. As and when needed (including at the Closing), Purchaser shall have sufficient cash, marketable securities and other sources of immediately available funds necessary to consummate the transactions contemplated by the Plan of Merger, and there is no restriction on the use of such cash for such purposes. Purchaser acknowledges and agrees that its

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obligations hereunder are not subject to any conditions regarding its ability to obtain financing for the consummation of the transactions contemplated by the Plan of Merger.

4.11          Required License; Permits, Etc. Purchaser and each Purchaser Subsidiary hold all material Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business as presently conducted. All such material Permits and rights are in full force and effect. Each Purchaser Subsidiary, as applicable, is an approved seller-servicer for each mortgage investor with whom it conducts business, and holds all material Permits, authorizations, and approvals necessary to carry on the mortgage banking business in the manner in which it is presently being conducted.

4.12          No Other Representations and Warranties. Except for the representations and warranties made by Purchaser and the Purchaser Subsidiaries in this Article IV, neither Purchaser nor any other Person makes or has made any representation or warranty with respect to Purchaser or the Purchaser Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Company or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

ARTICLE V
COVENANTS

5.1              Conduct of Business by Company. Company will, and will cause each of the Company Subsidiaries to, during the period from the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as expressly contemplated by this Plan of Merger or as required by applicable Law or with the prior written consent of Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), conduct its business in the ordinary course of business generally consistent with past practice, and, to the extent consistent therewith, Company will, and will cause each of the Company Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and the Company Subsidiaries' business organization, to keep available the services of its and the Company Subsidiaries' current officers and employees, and to preserve its and the Company Subsidiaries' present relationships with customers, suppliers, vendors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as otherwise expressly contemplated by this Plan of Merger or as set forth on Section 5.1 of the Company Disclosure Letter or as required by applicable Law, Company will not, nor will it permit any of the Company Subsidiaries to, without the prior written consent of Purchaser (which consent will not be unreasonably withheld, conditioned or delayed):

5.1.1        amend its articles of incorporation or bylaws (or other comparable organizational documents);

5.1.2        (a) split, combine or reclassify any securities of Company or any of the Company Subsidiaries, (b) repurchase, redeem or otherwise acquire, or offer to repurchase,

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redeem or otherwise acquire, any securities of Company or any of the Company Subsidiaries, or (c) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock, except distributions to or from the Company Subsidiaries;

5.1.3        issue, sell, pledge, dispose of or encumber any securities of Company or any of the Company Subsidiaries;

5.1.4        except as required by applicable Law or the express terms of any Company Benefit Plan or Contract in effect as of the date of this Plan of Merger, (a) increase the compensation (including bonus opportunities) payable or that could become payable by Company or any of the Company Subsidiaries to directors or officers or to any substantial class of employees; (b) enter into any new or amend any existing employment, consulting, severance, termination, retention or change in control agreement with any of its past or present officers, directors, or employees, (c) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Company Benefit Plan; (d) promote any officer or promote any non-officer employee to an officer position; (e) grant any severance or termination pay unless provided under any Company Benefit Plan; (f) grant any compensatory awards that are payable in, relate to, or determined by reference to the value of, Company Common Stock; (g) enter into any new or amend any Collective Bargaining Agreement; or (h) fund or in any other way secure any payment of compensation or benefit under any Company Benefit Plan;

5.1.5        hire or terminate employment of any officer except for termination for cause and hires to replace;

5.1.6        appoint or elect any director of Company or any Company Subsidiary, except for (a) removal for cause and appointments or elections to replace, and (b) the election of any director of Company as of the date of this Plan of Merger at any annual meeting of Company Shareholders;

5.1.7        acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or, except for transactions with or among wholly-owned Subsidiaries, make any capital contributions to any Person, other than transactions incident to foreclosures in connection with debts previously contracted in good faith;

5.1.8        (a) transfer, license, sell, lease or otherwise dispose of any assets, including the capital stock or other equity interests in any Company Subsidiary, however the foregoing will not apply to dealings with financial assets or investment securities nor prohibit Company and the Company Subsidiaries from transferring, licensing, selling, leasing or disposing of obsolete or unused equipment, fixtures or assets, in each case in the ordinary course of business consistent with past practice; or (b) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

5.1.9        repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company or any of the Company Subsidiaries, guarantee any debt securities of another Person, or enter into any "keep well" or other

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Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Company Subsidiary);

5.1.10    make any application for the opening, relocation, or closing of any branch office, loan production office or other office or facility, or open any such office or facility;

5.1.11    enter into or amend or modify, or consent to the termination of (other than at its stated expiry date), any Company Material Contract;

5.1.12    institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other Governmental Entity (a) involving the payment of monetary damages by Company or any Company Subsidiary of any amount exceeding $25,000 or (b) involving an admission of any Liability or injunctive or similar relief or (c) having an impact on Company's business;

5.1.13    make any change in any method of financial accounting principles or practices, in each case except for any such change required or to be required by a change in GAAP or applicable Law;

5.1.14    (a) settle or compromise any Tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments as set forth on the books and records of Company, (b) make, revoke or change any Tax election, change any annual Tax accounting period, adopt, revoke or change any method of Tax accounting or (c) enter into any closing agreement, surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company or the Company Subsidiaries;

5.1.15    enter into any joint venture, strategic partnership or alliance;

5.1.16    abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Company-Owned Intellectual Property;

5.1.17    except pursuant to the Merger, acquire or cause its Affiliates to acquire, directly or indirectly, any shares of Purchaser capital stock;

5.1.18    change its underwriting, lending, investment, risk and asset liability management, interest rate or fee pricing with respect to depository accounts (except in the ordinary course of business consistent with past practice), or enter into any new line of business, or change any hedging and other banking or operating policies or practices, except as required by Law or any regulatory agency having jurisdiction over Company or any of the Company Subsidiaries;

5.1.19    except as required by Law or any regulatory agency having jurisdiction over Company or any of the Company Subsidiaries, make any changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

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5.1.20    make any loan in material violation of, or otherwise fail to comply with, the underwriting and credit policies of Company and its Subsidiaries as such policies are in effect as of the date of this Plan of Merger or as modified as permitted by Section 5.1.18;

5.1.21    restructure or change its investment securities portfolio through purchases, sales or otherwise (except as required to maintain compliance with the Company's liquidity policy), or change its policies with respect to the classification or reporting of such portfolios;

5.1.22    purchase, commit to purchase or otherwise acquire any derivative or synthetic mortgage product or enter into any interest rate swap transaction;

5.1.23    take any action that would prevent the Merger from qualifying for the Intended Tax Treatment or unreasonably delay the effectiveness of the Registration Statement;

5.1.24    take any action that would be inconsistent with or contrary to the representations, warranties, and covenants made by Company in this Plan of Merger, or take any action that would cause its representations and warranties to become untrue, except as and to the extent required by applicable Law, regulatory agencies having jurisdiction over Company or any of the Company Subsidiaries, or this Plan of Merger;

5.1.25    fail to comply in all material respects with applicable Law, and formally-adopted internal policies and procedures applicable to the conduct of its business, except to the extent that the application of any Law is being contested in good faith and Purchaser has been notified of such contest;

5.1.26    fail to maintain its books, accounts, and records in the usual and regular manner, and in material compliance with applicable Law, governmental policy issuances, GAAP and accounting standards, and formally-adopted internal policies and procedures;

5.1.27    fail to use commercially reasonable efforts to maintain its property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty covered by insurance excepted;

5.1.28    fail to use commercially reasonable efforts to maintain and keep in full force and effect insurance coverage on its assets, properties, premises, operations, directors, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force;

5.1.29    fail to charge off loans and maintain its allowance for loan and lease losses, in each case in a manner in conformity with the prior respective practices of Company and the Company Subsidiaries and applicable industry, regulatory, and GAAP standards and the ALLL Policy Statement;

5.1.30    fail to promptly notify Purchaser of the threat or commencement of any Action against, relating to, or affecting: (a) Company or any Company Subsidiary; (b) Company's or any Company Subsidiary's directors, officers, or employees in their capacities

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as such; (c) Company's or any Company Subsidiary's assets, liabilities, businesses, or operations; or (d) the Merger or this Plan of Merger, to the extent permitted by applicable Law;

5.1.31    make any loan or make any loan commitment, renewal, or extension to any director, officer or principal shareholder of Company or any Company Subsidiary or any Affiliate of any such Person, which would, when aggregated with all outstanding loans, commitments, renewals, or extensions made by Company and the Company Subsidiaries to the Person and the Person's "immediate family" (as defined in Regulation O) and Affiliates, exceed $100,000; provided, however, that this restriction will not apply to any renewals or advances on existing lines of credit or the renegotiation or restructuring of any problem or delinquent loan or to the making of any residential mortgage loan in the ordinary course of business consistent with past practice and on terms available to Company's or its Subsidiaries customers generally;

5.1.32    take any action to discharge or satisfy any mortgage, Lien, charge, or encumbrance other than as a result of the payment of Liabilities in accordance with their terms, or except in the ordinary course of business consistent with past practice, if the cost to Company or any Company Subsidiary to discharge or satisfy any mortgage, lien, charge, or encumbrance is in excess of $25,000, unless the discharge or satisfaction is covered by general or specific reserves.

5.1.33    take any action to pay any Liability, absolute or contingent, in excess of $25,000, except: (a) trade payables incurred in the ordinary course of business; (b) Liabilities shown on Company's Financial Statements, or (c) Liabilities incurred in connection with the transactions contemplated by this Plan of Merger;

5.1.34    enter into or amend any Contract or other transaction with any Company-Related Person, except as contemplated or permitted by this Plan of Merger and except for banking transactions in the ordinary course of business consistent with past practice and on terms available to Company's customers generally;

5.1.35    make or renew any charitable contributions, gifts, commitments, or pledges of cash or other assets, except for contributions to any individual entity that: (a) are made in the ordinary course of business consistent with past practice, or (b) do not exceed $1,000 individually or $10,000 in the aggregate;

5.1.36    take any action to enter into, or commit to enter into, any agreement for trust, consulting, professional, or other services to Company or any Company Subsidiary that is not terminable by Company without penalty upon 30 days' or less notice, except for legal, accounting, and other ordinary expenses (not including expenses of financial advisors) related to this Plan of Merger;

5.1.37    take any action to enter into, or commit to enter into, any joint venture, strategic alliance, or relationship with any person to jointly develop, market, or offer any product or service; or disclose any customer names, addresses, telephone numbers, lists, or any other nonpublic information concerning customers or other consumers to any person not employed by Company or any Company Subsidiary in connection with their employment other than marketing firms and other vendors in the ordinary course of business and in compliance with the Federal Reserve Board's Regulation P; or

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5.1.38    agree or commit to do any of the foregoing.

For the purposes of this Section 5.1, prior written consent of Purchaser will be deemed to have been given with respect to any matter for which Company has requested consent, in writing and delivered to the chief executive officer or chief operating officer of Purchaser and in accordance with Section 9.8 (including by providing copies to all required parties), but Purchaser has not responded in writing within five Business Days of such request.

5.2              Conduct of Business by Purchaser. Purchaser will, and will cause each of the Purchaser Subsidiaries to, during the period from the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as expressly contemplated by this Plan of Merger or as required by applicable Law or with the prior written consent of Company (which consent will not be unreasonably withheld, conditioned or delayed), conduct its business in the ordinary course of business generally consistent with past practice, and, to the extent consistent therewith, Purchaser will, and will cause each of the Purchaser Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and the Purchaser Subsidiaries' business organization, to keep available the services of its and the Purchaser Subsidiaries' current officers and employees, and to preserve its and the Purchaser Subsidiaries' present relationships with customers, suppliers, vendors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, except as otherwise expressly contemplated by this Plan of Merger or as required by applicable Law, Purchaser will not, nor will it permit any of the Purchaser Subsidiaries to, without the prior written consent of Company (which consent will not be unreasonably withheld, conditioned or delayed):

5.2.1        amend its articles of incorporation or bylaws (or other comparable organizational documents);

5.2.2        take any action that would prevent the Merger from qualifying for the Intended Tax Treatment or unreasonably delay the effectiveness of the Registration Statement;

5.2.3        fail to comply in all material respects with applicable Law and internal policies and procedures formally adopted by its board of directors applicable to the conduct of its business, except to the extent that the application of any Law is being contested in good faith and Company has been notified of such contest;

5.2.4        take any action that would be inconsistent with or contrary to the representations, warranties, and covenants made by Purchaser in this Plan of Merger, or take any action that would cause its representations and warranties to become untrue, except as and to the extent required by applicable Law, regulatory agencies having jurisdiction over Purchaser or any of the Purchaser Subsidiaries, or this Plan of Merger; or

5.2.5        agree or commit to do any of the foregoing.

For the purposes of this Section 5.2, prior written consent of Company will be deemed to have been given with respect to any matter for which Purchaser has requested consent, in writing and delivered to the chief executive officer or chief operating officer of Company and

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in accordance with Section 9.8 (including by providing copies to all required parties), but Company has not responded in writing within five Business Days of such request.

5.3              No Solicitation by Company.

5.3.1        Except as specifically permitted by this Section 5.3, Company will not and will cause each of its Subsidiaries and Representatives not to, during the period from the date of this Plan of Merger until the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Section 7.1, directly or indirectly, (a) solicit, initiate, facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, or (b) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person non-public information in connection with any Company Takeover Proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a Company Takeover Proposal. Company will, and will cause each of the Company Subsidiaries and each of its and the Company Subsidiaries' Representatives to (i) immediately upon execution of this Plan of Merger, cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to a Company Takeover Proposal as of the date of this Plan of Merger, (ii) request promptly thereafter that such Person promptly return or destroy all confidential information concerning Company and the Company Subsidiaries delivered or made available to such Person or its Representatives by Company, the Company Subsidiaries or any Representatives thereof, in connection with its consideration of a Company Takeover Proposal and any summaries, analyses or extracts thereof or based thereon, and any files, copies or records containing such information in any computer or electronic media, and (iii) immediately upon execution of this Plan of Merger terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

5.3.2        Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the Company Shareholder Approval, Company or any of its Representatives receives a bona fide written Company Takeover Proposal from any Person or group of Persons, which Company Takeover Proposal did not result from any breach of Section 5.3.1, then Company and its Representatives may, if the Company Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal (a) furnish, pursuant to an Acceptable Company Confidentiality Agreement, information (including non-public information) with respect to Company and its Subsidiaries to the Person or group of Persons who has made such Company Takeover Proposal and their respective Representatives; provided that Company will (subject to the terms of the Confidentiality Agreement) promptly make available to Purchaser (through an electronic data room or otherwise), and concurrently provide express written notification, via electronic mail notification to Purchaser in accordance with the applicable provisions of Section 9.8, of the availability of, any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives, if such information was not previously provided to Purchaser or its Representatives, and (b) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Company Takeover Proposal and their respective

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Representatives; provided, further that Company will promptly provide to Purchaser (i) a copy of any Company Takeover Proposal made in writing by any such Person or group of Persons to Company, any of its Subsidiaries, or any of their respective Representatives, and the identity of the Person making the Company Takeover Proposal, and (ii) a written summary of the material terms of any such Company Takeover Proposal not made in writing. For the purposes of this Plan of Merger, "Acceptable Company Confidentiality Agreement" means any confidentiality agreement and standstill agreement that contains provisions with respect to confidentiality matters that are no less favorable to Company than those contained in the Confidentiality Agreement.

5.3.3        Company will keep Purchaser informed of any material developments, discussions or negotiations regarding any Company Takeover Proposal, including any such proposal first made or discussed with Company prior to the date of this Plan of Merger (including forwarding to Purchaser any written materials provided to Company or its Representatives in connection with any such Company Takeover Proposal) on a current basis, and will notify Purchaser of the status of such Company Takeover Proposal. Company agrees that it and its Subsidiaries will not enter into any confidentiality or other agreements with any Person subsequent to the date of this Plan of Merger which prohibits Company from providing any information to Purchaser in accordance with this Section 5.3.

5.3.4        Except as permitted by Section 5.3.5, the Company Board of Directors will not (a) (i) fail to recommend to the Company Shareholders that the Company Shareholder Approval be given or fail to include the Company Board Recommendation in the Proxy Statement, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Purchaser, the Company Board Recommendation, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer or a temporary "stop, look and listen" communication by the Company Board of Directors consistent with Rule 14d-9(f) of the Exchange Act (as if such provisions are applicable to Company), or (iv) adopt, approve or recommend, or publicly propose to approve or recommend to the Company Shareholders, a Company Takeover Proposal (actions described in this clause (a) being referred to as a "Company Adverse Recommendation Change") or (b) cause or permit Company or any of the Company Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Company Confidentiality Agreement) (each, a "Company Acquisition Agreement").

5.3.5        Notwithstanding anything to the contrary herein, prior to the time the Company Shareholder Approval is obtained, the Company Board of Directors may, in connection with a bona fide written Company Takeover Proposal, which Company Takeover Proposal was made after the date of this Plan of Merger (or that was made prior to the date of this Plan of Merger and remade after the date of this Plan of Merger) and that did not result from any breach of Section 5.3.1, make a Company Adverse Recommendation Change or terminate this Plan of Merger pursuant to Section 7.1.8 to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Company Takeover Proposal, if and only if, prior to taking such action, Company has complied with its obligations under this Section 5.3 and the Company Board of Directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes a Company Superior Proposal; provided, however, that prior to taking any such action

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(a) Company has given Purchaser at least five Business Days prior written notice of its intention to take such action (which notice will specify the material terms and conditions of any such Company Superior Proposal, including the identity of the party making such Company Superior Proposal) and has contemporaneously provided a copy to Purchaser of all written materials (including all transaction agreements and related documents) with or from the Person or group of Persons making such Company Superior Proposal, (b) Company has negotiated, and has caused its Representatives to negotiate, in good faith with Purchaser during such five Business Day period to the extent Purchaser wishes to negotiate, to enable Purchaser to revise the terms of this Plan of Merger such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal and (c) following the end of such five Business Day period, the Company Board of Directors will have considered in good faith any changes to this Plan of Merger proposed in writing by Purchaser, and will have determined that the Company Superior Proposal would continue to constitute a Company Superior Proposal if such revisions were to be given effect. In the event of any material revisions to a Company Takeover Proposal during any such five Business Day period that could have an impact, influence or other effect on the Company Board of Directors' decision or discussion with respect to whether such proposal is a Company Superior Proposal, Company will deliver a new written notice to Purchaser pursuant to the foregoing clause (a) and again comply with the requirements of this Section 5.3.5 with respect to such new written notice; provided, however, that references herein to the five Business Day period will be deemed to be references to a three Business Day period with respect thereto.

5.3.6        Provided that Company and the Company Board of Directors comply with their applicable obligations under Section 5.3.5, nothing in this Section 5.3 will prohibit the Company Board of Directors from (a) taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (as if such provisions are applicable to Company), (b) making any "stop-look-and-listen" communications to Company Shareholders consistent with Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Company Shareholders) (as if such provisions are applicable to Company), or (c) making any disclosure to the Company Shareholders if the Company Board of Directors determines in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the Company Board of Directors' fiduciary duties under applicable Law; provided, however, that the taking of any action pursuant to either of the preceding clauses (a) or (b) will in no way limit or modify the effect of this Plan of Merger with respect to any such action taken.

5.3.7        As used in this Plan of Merger, "Company Takeover Proposal" means any inquiry, proposal or offer from any Person (other than Purchaser and its Subsidiaries) or "group", within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition of assets of Company and its Subsidiaries equal to more than 10% of Company's consolidated assets or to which more than 10% of Company's net income on a consolidated basis are attributable, (b) acquisition of more than 10% of the outstanding Company Common Stock or the capital stock of any Subsidiary of Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 10% of the outstanding Company Common Stock, (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries, or (e) any combination of the foregoing

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types of transactions if the sum of the percentage of consolidated assets, consolidated net income and Company Common Stock involved is more than 10%; in each case, other than the Merger.

5.3.8        As used in this Plan of Merger, "Company Superior Proposal" means any bona fide written Company Takeover Proposal that the Company Board of Directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the Company Shareholders from a financial point of view than the Merger, taking into account (a) all legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the Person or group of Persons making the proposal; and (b) any changes to the terms of this Plan of Merger proposed by Purchaser in response to such proposal or otherwise. For purposes of the definition of "Company Superior Proposal", the references to "10%" in the definition of Company Takeover Proposal will be deemed to be references to "50%."

5.4              Preparation of Proxy Statement and Registration Statement; Shareholder Meeting.

5.4.1        Purchaser will use commercially reasonable efforts to prepare and cause to be filed with the SEC a Registration Statement on Form S-4 (the "Registration Statement"), in which a proxy statement to be sent to the Company Shareholders relating to the Company Shareholder Meeting ("Proxy Statement") will be included, as promptly as practicable following the date of this Plan of Merger. Purchaser will use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will use all commercially reasonable efforts to keep the Registration Statement effective as long as reasonably necessary to consummate the Merger. Prior to the filing of the Registration Statement, Purchaser will consult with Company with respect to such filing and will afford Company and its Representatives reasonable opportunity to review and comment thereon. Each of Purchaser and Company will provide all information concerning itself and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Registration Statement and the Proxy Statement. The Registration Statement will include all information reasonably requested by Company to be included. If at any time prior to the Company Shareholder Meeting any event with respect to Purchaser or Company or any of their respective officers and directors or Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, Purchaser or Company, as applicable, will promptly inform the other party so that such event may be so described, and such amendment or supplement will be promptly filed with the SEC and, as required by Law, disseminated to the Company Shareholders.

5.4.2        Purchaser will take all action (other than qualifying to do business in any jurisdiction where it is not now qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or "blue sky" Laws and the rules and regulations thereunder in connection with the Merger and the issuance of Purchaser Common Stock as Merger Consideration.

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5.4.3        Company will, as soon as is reasonably practicable following the date on which the Registration Statement is declared effective or the effective date can be predicted with reasonable certainty, duly call, give proper notice of, convene and hold a special meeting of the Company Shareholders for the purpose of seeking the Company Shareholder Approval ("Company Shareholder Meeting"). Company will use its commercially reasonable efforts to (a) cause the Proxy Statement to be mailed to the Company Shareholders and to hold the Company Shareholder Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (b) solicit from the Company Shareholders proxies to vote on the proposal to approve this Plan of Merger and to secure a quorum at the Company Shareholder Meeting, and (c) except if the Company Board of Directors will have made a Company Adverse Recommendation Change as permitted by Section 5.3, solicit the Company Shareholder Approval. Company will, through the Company Board of Directors, recommend to the Company Shareholders that they vote for the Company Shareholder Approval and will include such recommendation in the Proxy Statement, except to the extent that the Company Board of Directors will have made a Company Adverse Recommendation Change as permitted by Section 5.3.

Company may adjourn or postpone the Company Shareholder Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company Shareholders in advance of a vote on the Company Shareholder Approval. Further, if as of the time for which the Company Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Company Shareholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Company Shareholder Meeting or there are insufficient votes to obtain the Company Shareholder Approval, (i) at the request of Purchaser, Company will adjourn or postpone the Company Shareholder Meeting to a date no more than 10 Business Days later than the date of the initial Company Shareholder Meeting; provided, that Purchaser may not request that Company make such an adjournment or postponement more than once and (ii) Company may adjourn or postpone the Company Shareholder Meeting.

5.5              Regulatory Matters and Approvals.

5.5.1        Subject to the terms and conditions of this Plan of Merger, each of the parties will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws and regulations to consummate and make effective the Merger. Subject to the terms and conditions of this Plan of Merger, the parties will use all commercially reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

5.5.2        As soon as practicable after the date of this Plan of Merger, Purchaser will prepare and file with the Federal Reserve Board and each other Governmental Entity having jurisdiction over the Merger all applications and documents required to obtain, and will use its commercially reasonable efforts to obtain, upon terms and conditions reasonably acceptable to Purchaser and Company, each necessary approval of or consent to consummate the Merger. Purchaser will provide Company with reasonable opportunities to review and comment upon such documents before filing and to make such amendments and file such supplements thereto as Company may reasonably request. Purchaser will provide Company with copies of all

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material correspondence received from these agencies and all material responsive correspondence sent to these agencies.

5.5.3        From the date of this Plan of Merger until the Effective Time, each of Purchaser and Company will promptly notify the other party in writing of any pending or, to the Knowledge of Purchaser or Company (as the case may be), threatened Action or Order by any Governmental Entity or any other Person (a) challenging or seeking damages in connection with the Merger or the other transactions contemplated by this Plan of Merger, (b) seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Plan of Merger, or (c) otherwise relating to this Plan of Merger or any of the transactions contemplated by this Plan of Merger. If any Action or Order is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Plan of Merger as violative of any Law, each of Purchaser and Company will, and will cause their respective Representatives to, cooperate and use their commercially reasonable efforts to contest and resist, except insofar as Purchaser and Company may otherwise agree, any such Action or Order, including any Action or Order that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or the other transactions contemplated by this Plan of Merger.

5.5.4        Nothing contained in this Plan of Merger will give Company, directly or indirectly, the right to control or direct the operations of Purchaser or give Purchaser, directly or indirectly, the right to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, subject to Sections 5.1 and 5.2, as applicable, Purchaser and Company each will exercise, consistent with the terms and conditions of this Plan of Merger, complete control and supervision over their respective business operations.

5.5.5        Company will, and will cause its Subsidiaries to, take all commercially reasonable and lawful actions as may be necessary or appropriate to transfer, or to allow for the Surviving Corporation to utilize after the Effective Time, or obtain, as permitted by Law, all Permits appropriate or necessary to continue the business of Company and its Subsidiaries as currently conducted.

5.6              Governance Matters. Effective as of the Effective Time, (a) Purchaser will cause John Essex to be added to Community Shores Bank's board of directors and (b) it is anticipated that Purchaser will cause certain members of Purchaser's management to be added to Community Shores Bank's board of directors. Effective as of the date on which ChoiceOne Bank and Community Shores Bank are consolidated, Purchaser will cause John Essex to be added to the board of directors of the consolidated bank.

5.7              Press Releases and Public Announcement. Each of Company and Purchaser will not, and will cause its respective Representatives to not, issue any press release or make any public announcement relating to this Plan of Merger, the Merger or the other transactions contemplated by this Plan of Merger without the prior written approval of, in the case of Company or its Representatives, Purchaser, and in the case of Purchaser or its Representatives, Company. However, each of Company and Purchaser may issue any such press release or make such public announcement, including with respect to actions contemplated by Sections 5.1 and 5.2, as applicable, it believes in good faith is required to be made by applicable Law or any applicable rule or regulation promulgated by any applicable securities exchange after consultation with

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outside legal counsel, in which case the disclosing party will advise and consult with the other party regarding any such press release or other announcement prior to making any such disclosure. Notwithstanding the foregoing, nothing in this Section 5.7 will be deemed to expand, modify or limit Company's rights and obligations set forth in Section 5.3. Company and Purchaser agree to issue a joint press release initially announcing this Plan of Merger and the transactions contemplated by this Plan of Merger, including the Merger.

5.8              Access to Information.

5.8.1        Subject to applicable Law, during the period commencing on the date of this Plan of Merger and ending at the earlier of the Effective Time and the termination of this Plan of Merger in accordance with Article VII, (a) Company will, and will cause each of the Company Subsidiaries to, upon reasonable prior written notice, permit Purchaser and its respective Representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Company and the Company Subsidiaries, to the officers and senior management, premises, agents, books, records, and Contracts of or pertaining to Company and the Company Subsidiaries as may be reasonably requested in writing; and (b) upon the reasonable request of Company, Purchaser will furnish such reasonable information about it and its business as is relevant to Company and its shareholders in connection with the transactions contemplated by this Plan of Merger; provided, however, that such access or disclosure of information will (i) comply with all applicable Laws, (ii) not result in, or reasonably be expected to result in, the waiver of the attorney-client privilege, (iii) not result in, or reasonably be expected to result in, a material breach of any material Contract, or (iv) not include any confidential supervisory information. No such access will affect the representations, warranties, covenants or agreements of the parties (or the remedies with respect thereto) or the conditions to the obligations of the parties under this Plan of Merger.

5.8.2        Company will give prompt written notice to Purchaser of any event that would reasonably be expected to give rise to a Company Material Adverse Effect. Purchaser will give prompt written notice to Company of any event that would reasonably be expected to give rise to a Purchaser Material Adverse Effect. Each of Company and Purchaser will give prompt written notice to the other party of (a) any notice or other communication received by such party from any Governmental Entity or other Person in connection with the transactions contemplated by this Plan of Merger or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Plan of Merger and (b) any Actions commenced or, to the Knowledge of such party, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Plan of Merger or any of the transactions contemplated by this Plan of Merger. The delivery of any notice pursuant to this Section 5.8.2 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

5.8.3        While this Plan of Merger is in effect, if either Company or Purchaser becomes aware of any facts or the occurrence or impending occurrence of any event that (a) would cause one or more of the representations and warranties it has given in Article III or IV, respectively, subject to the exceptions contained in the Company Disclosure Letter or the Purchaser Disclosure Letter, respectively, to become untrue or incomplete in any material respect; or (b) would have caused one or more of such representations and warranties to be untrue or

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incomplete in any material respect had such facts been known or had such event occurred prior to the date of this Plan of Merger, then such party will promptly give detailed written notice of such discovery or change, including a detailed description of the underlying facts or events, together with all pertinent documents, to the other party.

5.8.4        Each of Company, on the one hand, and Purchaser, on the other hand, will, and will cause their respective Representatives to, hold and treat in confidence all documents and information concerning the other party and its Subsidiaries furnished to the applicable party or their respective Representatives in connection with the transactions contemplated by this Plan of Merger in accordance with the letter agreement, dated June 13, 2019, between Company and Purchaser ("Confidentiality Agreement"), which will remain in full force and effect in accordance with its terms. Each of Company, on the one hand, and Purchaser, on the other, will not, and will cause its respective directors, officers, and employees to not, discuss or disclose any information concerning the Merger, or the negotiations or board discussions, deliberations or decisions in any way related to the Merger, other than information to the extent sent forth in the Proxy Statement, with any Person other than the Representatives of either party and any Governmental Entity.

5.9              Indemnification and Insurance.

5.9.1        All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors and officers (each, together with such person's heirs, executors or administrators, an "Indemnified Party"), as the case may be, of Company or the Company Subsidiaries as provided in their respective articles of incorporation or bylaws or other organization documents or in the existing indemnity agreements with Company or any of the Company Subsidiaries will survive the Merger, be honored and assumed by the Surviving Corporation and continue in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation, subject to compliance with applicable Law, will maintain in effect exculpation, indemnification and advancement of expenses provisions that are no less favorable to officers and directors than those set forth in the articles of incorporation and bylaws or similar organization documents of Company and the Company Subsidiaries in effect immediately prior to the date of this Plan of Merger, and, subject to compliance with applicable Law, will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of Company or any of the Company Subsidiaries. All rights to exculpation, indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period will continue until the disposition of such Action or resolution of such claim. In the event of any such Action, the Surviving Corporation will use commercially reasonable efforts to cooperate with the Indemnified Party in the defense of the Action.

5.9.2        Purchaser will purchase, prior to the Effective Time, at a cost not exceeding 300% of the last annual premium, a six-year prepaid "tail" policy on terms and conditions providing substantially equivalent benefits as the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Company and the Company Subsidiaries for the Indemnified Parties with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Plan of Merger. The Surviving

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Corporation will maintain such policy in full force and effect for its full term and honor all obligations thereunder.

5.9.3        The rights of each Indemnified Party hereunder will be in addition to, and not in limitation of, any other rights such person may have under the articles of incorporation or bylaws or other organization documents of Company or any of the Company Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the MBCA, directors' and officers' insurance claims under any policy that is or has been in existence with respect to Company or the Company Subsidiaries or otherwise. The provisions of this Section 5.9 will survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties, each of whom is a third-party beneficiary of this Section 5.9.

5.9.4        In the event that the Surviving Corporation or its successors or assigns (a) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, in each case, proper provision will be made so that the successors and assigns of the Surviving Corporation, as the case may be, will assume the obligations set forth in this Section 5.9.

5.10          Takeover Laws. If any Takeover Law is or may become applicable to the Merger, the parties will use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Plan of Merger and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Law on the Merger and the transactions contemplated by this Plan of Merger.

5.11          Section 16 Matters. Prior to the Effective Time, Company and Purchaser each will take all such steps as may be required to cause any acquisitions or dispositions of Purchaser Common Stock (including derivative securities with respect to Purchaser Common Stock) resulting from the Merger and the other transactions contemplated by this Plan of Merger, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Purchaser immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.12          Securityholder Litigation. Each party will keep the other party reasonably informed with respect to the defense or settlement of any securityholder Action against it or its directors or officers relating to the Merger or the other transactions contemplated by this Plan of Merger. Each party will give the other party the opportunity to consult with it regarding the defense or settlement of any such securityholder Action and will not settle any such Action without the other party's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

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5.13          Tax-Free Reorganization Treatment.

5.13.1    Company and Purchaser intend that the Merger will qualify as a reorganization under Section 368(a) of the Code (the "Intended Tax Treatment"), and each will not, and will not permit any of their respective Subsidiaries to, take any action, agree to take any action, or fail to take or agree to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code. Company and Purchaser will use commercially reasonable efforts, and will cause their respective Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including providing reasonable and customary representations, covenants and certificates requested by counsel under Sections 6.2.5 and 6.3.7. Within 45 days following the Effective Time, the Surviving Corporation will comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations.

5.13.2    Each of Company and Purchaser will report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

5.14          Dividends. Company will not declare, set aside, pay, or make any dividend or other distribution or payment (whether in cash, stock, or property) with respect to, or purchase or redeem, any shares of Company Common Stock.

5.15          Expenses. Whether or not the Merger is consummated, except as otherwise provided in this Plan of Merger, all costs and expenses incurred in connection with this Plan of Merger and the transactions contemplated by this Plan of Merger will be paid by the party incurring such expenses, except that (a) Purchaser will pay and bear each regulatory filing, notification, registration or similar fee required to be paid by any party in connection with this Plan of Merger and the transactions contemplated by this Plan of Merger under the Securities Act, the Exchange Act, applicable banking Laws and other applicable Laws and (b) Company will pay any fees and expenses incurred in respect of printing, filing and mailing of the Proxy Statement and the Registration Statement.

5.16          Fairness Opinion. Company will deliver to Purchaser a copy of a written fairness opinion dated as of the date of this Plan of Merger and received from the Company Investment Banker within five Business Days of the date of this Plan of Merger.

5.17          Employee Matters.

5.17.1    Employment Continuation. All individuals employed by, or on authorized leave of absence from, Company or any Company Subsidiary immediately before the Effective Time will automatically become employees of Purchaser or a Purchaser Subsidiary as of the Effective Time.

5.17.2    Benefit Continuation. Purchaser covenants and agrees to provide to each employee of Company or any Company Subsidiary who becomes employed by Purchaser or

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any of its Subsidiaries as a result of the Merger with the same employee benefits then provided to similarly situated employees at Purchaser.

5.17.3    Severance. Purchaser covenants and agrees to pay to each employee of Company whose job is eliminated as a result of the Merger and whose employment is terminated by Purchaser other than for cause within one (1) year after the Effective Time, severance in an amount equal to two weeks of such employee's base pay for each year of service credited, as of immediately before the Effective Time, to the employee by Company or any Company Subsidiary in the ordinary course of business consistent with past practice ("Service Year"), with a minimum of four weeks' pay and a maximum of 26 weeks' pay. If a Company employee's position is eliminated but he or she is offered a different position with Purchaser, such employee may decline such offer of employment and qualify for severance if (a) the new position is not substantially similar as to job duties and/or compensation; or (b) the job site for the new position is more than 35 miles from the employee's current job site.

5.17.4    Employee Bonus Pool. Purchaser acknowledges and agrees that Company may, in its discretion, pay employee bonuses prior to the Closing Date using Company's $200,000 reserve established for such purpose.

5.17.5    Retention Bonuses. Purchaser and Company will cooperate in the other party's efforts to cause certain employees of such party and/or its Subsidiaries, as agreed by Purchaser and Company, if any, to enter into retention or stay bonus agreements (in a form mutually agreed to by Purchaser, Company, and the employee) prior to the Effective Time. All retention and stay bonuses, if any, to be paid are subject to the mutual agreement of Company and Purchaser.

5.17.6    Years of Service Credit. Purchaser covenants and agrees that all employees of Company who are employed by Purchaser or any of its Affiliates as of the Effective Time and as a result of the consummation of the Merger will receive credit for all Service Years for all purposes, including, without limitation, for purposes of eligibility to participate, vesting credit, entitlement to benefits, and levels of benefits of any Purchaser employee benefit plan (including, but not limited to, Purchaser's 401(k) plan) or any other employee benefit plan of the Surviving Corporation, and for purposes of determining seniority in connection with employment with the Surviving Corporation and its Affiliates.

5.17.7    Termination of Qualified Retirement Plan. The Company Board of Directors will, prior to the Effective Time, adopt resolutions terminating the Company Retirement Plan effective as of immediately prior to the Effective Time.  The accounts of all participants and beneficiaries in the Company Retirement Plan will become fully vested upon termination of the Company Retirement Plan.  As soon as practicable following the Effective Time, all account balances in the Company Retirement Plan will be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.  Purchaser agrees to permit participants in the Company Retirement Plan who become employees of Purchaser to roll over their account balances in the Company Retirement Plan to Purchaser's 401(k) plan. Notwithstanding the foregoing, (a) no shares of Purchaser common stock may be rolled over into Purchaser's 401(k) plan, and (b) a participant may roll over into Purchaser's 401(k) plan loans

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made by the Company Retirement Plan only if such participant rolls over the participant's entire account balance. Until the Effective Time, Company will be permitted to make profit-sharing and matching contributions to the Company Retirement Plan based on participants' elective contributions to the Company Retirement Plan, in the ordinary course consistent with past practice.

5.17.7.1                      Deferred Compensation Plans. On and after the date of the Plan of Merger, Company will not make, cause to be made, or allow any contributions to participants, under any deferred compensation plan. The Company Board of Directors will, prior to the Effective Time, adopt resolutions terminating any deferred compensation plans as of the Effective Time and providing for payment on or within 30 days after the Effective Time as provided for under Treasury Regulation §1.409A-3(j)(4)(ix)(B).

5.17.7.2                      Non-Equity Incentive and Bonus Plans. Immediately on or prior to the Effective Time, Company and each Company Subsidiary will, subject to the occurrence of the Effective Time, terminate all non-equity incentive and/or bonus plans, if any, and the accrued benefits as of the Effective Time will be paid on a prorated basis based on the portion of the plan year completed before the Effective Time, assuming any individual performance goals are satisfied at the targeted level of performance and any applicable performance goals are satisfied at the targeted level of performance, and in a lump sum as soon as practicable following the Effective Time.

5.18          Closing Balance Sheets. Company will prepare and deliver to Purchaser a consolidated balance sheet of Company, as of the last day of the calendar month preceding the date on which the Company Shareholder Approval has been obtained and all regulatory approvals required by Law to consummate the Merger have been obtained, or such other date as agreed upon by Purchaser and Company (the "Final Statement Date"), including a computation of Consolidated Shareholders' Equity as of the Final Statement Date, certified as accurate by the chief executive officer or chief financial officer of Company (the "Closing Balance Sheet"). The Closing Balance Sheet will be prepared in accordance with GAAP, consistently applied, and in a manner consistent with the most recent audited consolidated balance sheet of Purchaser or Company, as applicable (except as provided in the definition of "Consolidated Shareholders' Equity" in Article VIII).

5.19          Card Agreement. Prior to the Effective Time, Company will notify the counterparty to the agreement set forth on Section 5.19 of the Company Disclosure Letter (the "Card Agreement") of the parties' intent to terminate the Card Agreement and obtain the counterparty's good faith, written estimate of the cost of terminating the Card Agreement ("Card Agreement Termination Fee") or confirmation that no such fee is owed.

5.20          Stock Exchange Listing. Purchaser will use its commercially reasonable efforts to cause the shares of Purchaser Common Stock to be issued as Merger Consideration in accordance with this Plan of Merger to be authorized for listing on The NASDAQ Capital Market, subject to official notice of issuance, on or prior to March 29, 2020.

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5.21          Transaction Documents.

5.21.1    The information supplied or to be supplied by Company for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (b) in the case of the Proxy Statement, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholder Meeting. The Proxy Statement will at the time the Proxy Statement is filed with the SEC, at any time it is amended or supplemented, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholder Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Purchaser for inclusion or incorporation by reference in the Proxy Statement. The information supplied or to be supplied by Company for inclusion or incorporation by reference in any other document filed with a Governmental Entity will not contain any untrue statement of material fact when supplied.

5.21.2    The information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (b) in the case of the Proxy Statement, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholder Meeting. The Proxy Statement (other than those portions relating solely to the Company Shareholder Meeting) will at the time the Proxy Statement is filed with the SEC, at any time it is amended or supplemented, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholder Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Purchaser with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference in the Proxy Statement. The information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in any other document filed with a Governmental Entity will not contain any untrue statement of material fact when supplied.

5.22          Section 280G Mitigation. Company and Purchaser will cooperate in good faith to mitigate the impact of Section 280G of the Code on any "parachute payment" as that term is defined in Section 280G of the Code to an executive officer of Company or Purchaser in connection with the Merger. If, after the parties have cooperated in good faith to mitigate the impact of Section 280G of the Code, any payment to an executive officer of Company or Purchaser in connection with the Merger would constitute a parachute payment, the parties agree to reduce such parachute payment such that the present value of the total amounts and benefits received by the executive officer is equal to $1.00 less than three (3) times the executive officer's "base amount" as defined in Section 280G of the Code. For the avoidance of doubt, in no circumstance

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will Company or Purchaser pay any executive officer a "gross up" or similar payment to mitigate the impact of Section 280G of the Code.

5.23          Financial Statements.

5.23.1    The audited consolidated financial statements of Company as of and for the year ended December 31, 2019 and the unaudited consolidated financial statements of Company as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flows of Company as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in Company's Financial Statements).

5.23.2    The audited consolidated financial statements of Purchaser as of and for the year ended December 31, 2019 and the unaudited consolidated financial statements of Company as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flows of Purchaser as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in Purchaser's Financial Statements).

5.23.3    All Company Call Reports required to be filed between the date hereof and the Effective Time by Company or any Company Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete when filed.

5.24          Allowance for Loan Losses. With respect to each loan and amount of specific reserve allocated to each such loan as identified on Section 5.24 of the Company Disclosure Letter, if the Company charges off an amount in excess of the specific reserve allocated to such loan, the Company shall increase the Company's allowance for loan losses through a provision for loan losses in an amount equal to the amount by which the charge off exceeds the specific reserve allocated to such loan. The Company shall account for any such provision for loan losses as of the last day of the month in which the charge off occurs and, in any event, not later than as of the Final Statement Date.

5.25          Trust Preferred Securities. Prior to the Effective Time, Company and Purchaser shall take all actions necessary for Purchaser to enter into a supplemental indenture with the trustee of the indenture for Company's outstanding floating-rate junior subordinated debt

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securities due December 30, 2034 (the "Debt Securities") to evidence the succession of Purchaser as of the Effective Time. The form of the supplemental indenture shall be reasonably acceptable to Purchaser, and, pursuant to such supplemental indenture, Purchaser will agree to assume the covenants, agreements and obligations of Company under the indenture, including the obligation to make all payments when due in respect of the Debt Securities.

ARTICLE VI
CLOSING CONDITIONS

6.1              Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment (or waiver by Company and Purchaser) at or prior to the Effective Time of the following conditions:

6.1.1        The Company Shareholder Approval will have been obtained.

6.1.2        Company and Purchaser will have received all regulatory approvals required in connection with the transactions contemplated by this Plan of Merger, all applicable notice periods and waiting periods will have expired, and all such regulatory approvals will be in effect; provided, that no such regulatory approvals will contain any non-standard conditions, restrictions or requirements that would, after the Effective Time, have, or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation (after giving effect to the Merger) in the reasonable opinion of Purchaser.

6.1.3        No provision of any applicable Law making illegal or otherwise prohibiting the consummation of the Merger will be in effect and no temporary, preliminary or permanent restraining Order preventing the consummation of the Merger will be in effect.

6.1.4        Neither party will be subject to any Order of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

6.1.5        The Registration Statement will have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement will have been issued by the SEC and no proceedings for that purpose will have been commenced or threatened by the SEC and not withdrawn.

6.2              Conditions to Company's Obligation to Effect the Merger. The obligation of Company to effect the Merger is subject to the fulfillment (or waiver by Company) at or prior to the Effective Time of the following additional conditions:

6.2.1        (a) The representations and warranties of Purchaser set forth in this Plan of Merger (other than Sections 4.1.1, 4.2, 4.3.1, 4.3.2, and 4.4) will be true and correct (without giving effect to any limitation as to "materiality" or "Purchaser Material Adverse Effect" contained therein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, provided, however, that a failure of the condition set forth in Section 6.1.2 to be satisfied will not

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be deemed a Purchaser Material Adverse Effect for the purpose of this Section 6.2.1, and (b) the representations and warranties of Purchaser set forth in Sections 4.1.1, 4.2, 4.3.1, 4.3.2, and 4.4 will be true and correct in all but de minimus respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct in all but de minimus respects as of such other time).

6.2.2        Purchaser will have performed in all material respects all of the covenants required to be performed by it under this Plan of Merger at or prior to the Closing Date.

6.2.3        Purchaser will have delivered to Company a certificate, dated as of the Closing Date and signed on behalf of Purchaser by its chief executive officer or chief financial officer certifying to the effect that the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied.

6.2.4        Since December 31, 2018, there has not been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect; provided, however, that a failure of the condition set forth in Section 6.1.2 to be satisfied will not be deemed a Purchaser Material Adverse Effect for purposes of this Section 6.2.4.

6.2.5        Company will have received the opinion of Dickinson Wright PLLC, acting as counsel to Company, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which will be furnished to Purchaser, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel will be entitled to receive and rely upon customary representations of officers of Company and Purchaser as to such matters as such counsel may reasonably request.

6.3              Conditions to Purchaser's Obligation to Effect the Merger. The obligation of Purchaser to effect the Merger is subject to the fulfillment (or waiver by Purchaser) at or prior to the Effective Time of the following additional conditions:

6.3.1        (a) The representations and warranties of Company set forth in this Plan of Merger (other than Sections 3.1.1, 3.2, 3.3.1, 3.3.2, and 3.4) will be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" contained therein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, provided, however, that a failure of the condition set forth in Section 6.1.2 to be satisfied will not be deemed a Company Material Adverse Effect for the purpose of this Section 6.3.1, and (b) the representations and warranties of Company set forth in Sections 3.1.1, 3.2, 3.3.1, 3.3.2, and 3.4 will be true and correct in all but de minimus respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of another

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time, in which case such representations and warranties will be true and correct in all but de minimus respects as of such other time).

6.3.2        Company will have performed in all material respects all of the covenants required to be performed by it under this Plan of Merger at or prior to the Closing Date.

6.3.3        Company will have delivered to Purchaser a certificate, dated as of the Closing Date and signed on behalf of Company by its chief executive officer or chief financial officer certifying to the effect that the conditions set forth in Sections 6.3.1 and 6.3.2 have been satisfied.

6.3.4        Since December 31, 2018, there has not been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that a failure of the condition set forth in Section 6.1.2 to be satisfied will not be deemed a Company Material Adverse Effect for purposes of this Section 6.3.4.

6.3.5           Company will have charged off loans and maintained its allowance for loan and lease losses ("ALLL"), in each case in a manner in conformity with the prior respective practices of Company and the Company Subsidiaries and applicable industry, regulatory, and GAAP standards and, notwithstanding the generality of the foregoing, will not have reversed any portion of the ALLL into income with the effect of increasing Company’s Consolidated Shareholders' Equity.

6.3.6        Company's Consolidated Shareholders' Equity will be at least $14,500,000 as of the Final Statement Date.

6.3.7        Purchaser will have received the opinion of Warner Norcross + Judd LLP, acting as counsel to Purchaser, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which will be furnished to Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel will be entitled to receive and rely upon customary representations of officers of Company and Purchaser as to such matters as such counsel may reasonably request.

6.3.8        The number of Dissenting Shares, if any, will not exceed twenty percent (20%) of the shares of Company Common Stock entitled to vote at the Company Shareholder Meeting.

ARTICLE VII
TERMINATION

7.1              Termination of Plan of Merger. Notwithstanding anything contained in this Plan of Merger to the contrary, this Plan of Merger may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or, subject to the terms of this Plan of Merger, after receipt of the Company Shareholder Approval (the date of such termination, the "Termination Date"), as follows:

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7.1.1        by mutual written consent of Company and Purchaser;

7.1.2        by either Company or Purchaser, if any Governmental Entity has issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such Order or other action is final and nonappealable. The right to terminate this Plan of Merger pursuant to this Section 7.1.2 will not be available to the party seeking to terminate if (a) the failure of Company, in the case of a termination by Company, or (b) the failure of Purchaser, in the case of a termination by Purchaser, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the issuance of such an Order or the taking of such an action;

7.1.3        by either Company or Purchaser, if the Merger does not occur on or before September 30, 2020 (the "End Date"); provided, however, that the right to terminate this Plan of Merger pursuant to this Section 7.1.3 will not be available to the party seeking to terminate if (a) the failure of Company, in the case of a termination by Company, or (b) the failure of Purchaser, in the case of a termination by Purchaser, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the failure of the Effective Time to occur on or before the End Date;

7.1.4        by either Company or Purchaser if the Company Shareholder Meeting (including any postponements or adjournments) will have concluded and been finally adjourned and the Company Shareholder Approval has not been obtained. The right to terminate this Plan of Merger pursuant to this Section 7.1.4 will not be available to the party seeking to terminate if (a) the failure of Company, in the case of a termination by Company, or (b) the failure of Purchaser, in the case of a termination by Purchaser, to perform any of its obligations under this Plan of Merger required to be performed at or prior to the Company Shareholder Meeting has been a substantial cause of, or a substantial factor that resulted in, the Company Shareholder Approval not having been obtained;

7.1.5        by Company, if Purchaser will have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Plan of Merger, which breach or failure to perform (a) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (b) (i) cannot be cured by the End Date or (ii) if capable of being cured by the End Date, will not have been cured within thirty (30)  Business Days following receipt of written notice (which notice will specify in reasonable detail the nature of such breach or failure and Company's intention to terminate this Plan of Merger if such breach or failure is not cured) from Company of such breach or failure; provided, that Company will not have a right to terminate this Plan of Merger pursuant to this Section 7.1.5 if it is then in breach of any representations, warranties, covenants or other agreements contained in this Plan of Merger that would result in a failure of a condition set forth in Section 6.1 or 6.3;

7.1.6        by Purchaser, if Company will have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Plan of Merger, which breach or failure to perform (a) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (b) (i) cannot be cured by the End Date or (ii) if capable of being cured by

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the End Date, will not have been cured within thirty (30) Business Days following receipt of written notice (which notice will specify in reasonable detail the nature of such breach or failure and Purchaser's intention to terminate this Plan of Merger if such breach or failure is not cured) from Purchaser of such breach or failure; provided, that Purchaser will not have a right to terminate this Plan of Merger pursuant to this Section 7.1.6 if it is then in breach of any representations, warranties, covenants or other agreements contained in this Plan of Merger that would result in a failure of a condition set forth in Section 6.1 or 6.2;

7.1.7        by Purchaser prior to the receipt of the Company Shareholder Approval if (a) the Company Board of Directors will have effected a Company Adverse Recommendation Change; (b) the Company Board of Directors will have failed to reject a Company Takeover Proposal and reaffirm the Company Board Recommendation within five Business Days following the public announcement of such Company Takeover Proposal and in any event at least two Business Days prior to the Company Shareholder Meeting; (c) Company enters into a Company Acquisition Agreement; (d) Company will have materially breached Section 5.3; (e) subject to Company's rights to adjourn or postpone the Company Shareholder Meeting as permitted by Section 5.4.3, Company will have failed to call, give proper notice of, convene and hold the Company Shareholder Meeting; or (f) Company or the Company Board of Directors will have publicly announced its intention to do any of the foregoing;

7.1.8        by Company prior to receipt of the Company Shareholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Company Superior Proposal; provided, however, that (a) Company has complied with Section 5.3 in all material respects and (b) Company pays (or causes to be paid) the Company Termination Fee prior to or simultaneously with such termination;

7.1.9        by Purchaser, if the condition set forth in Section 6.3.5 is not satisfied;

7.1.10    by Purchaser, if the condition set forth in Section 6.3.6 is not satisfied;

7.1.11    by Purchaser, if there has occurred one or more events that have caused or are reasonably likely to cause a Company Material Adverse Effect; or

7.1.12    by Purchaser, if, prior to the Closing, Community Shores Bank is examined for compliance with the Community Reinvestment Act and receives written notification of a rating lower than "Satisfactory".

7.2              Effect of Termination.

7.2.1        In the event that:

7.2.1.1  this Plan of Merger is terminated by Purchaser pursuant to Section 7.1.7 (or is terminated by either party pursuant to Section 7.1.4(a) at a time when this Plan of Merger was terminable pursuant to Section 7.1.7), Company will pay, or cause to be paid, to Purchaser cash in an amount equal to $877,724 (the "Company Termination Fee");

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7.2.1.2  this Plan of Merger is terminated by Purchaser pursuant to Section 7.1.6 or by Company or Purchaser pursuant to Section 7.1.4; and if (a) any Person will have made (whether or not subsequently withdrawn) a Company Takeover Proposal prior to (i) the date that this Plan of Merger is terminated in the case of a termination pursuant to Section 7.1.6 or (ii) the Company Shareholder Meeting in the case of a termination pursuant to Section 7.1.4, and (b) at any time prior to the date that is 12 months after the Termination Date, Company or any of its Affiliates consummates a Company Takeover Proposal or enters into any definitive agreement providing for a Company Takeover Proposal and subsequently consummates such Company Takeover Proposal (provided that, for purposes of this Section 7.2.1.2, the references to "10%" in the definition of "Company Takeover Proposal" will be deemed to be references to "50%"), then Company will pay, or cause to be paid, to Purchaser cash in an amount equal to the Company Termination Fee;

7.2.1.3  (a) this Plan of Merger is terminated by Purchaser pursuant to Section 7.1.3, (b) any Person will have made (whether or not subsequently withdrawn) a Company Takeover Proposal prior to the Termination Date, and (c) at any time prior to the date that is 12 months after the Termination Date, Company or any of its Affiliates consummates a Company Takeover Proposal or enters into any definitive agreement providing for a Company Takeover Proposal and subsequently consummates such Company Takeover Proposal (provided that, for purposes of this Section 7.2.1.3, the references to "10%" in the definition of "Company Takeover Proposal" will be deemed to be references to "50%"), then Company will pay, or cause to be paid, to Purchaser cash in an amount equal to the Company Termination Fee; or

7.2.1.4  this Plan of Merger is terminated by Company pursuant to Section 7.1.8, then Company will pay, or cause to be paid, to Purchaser, prior to or contemporaneously with such termination, cash in an amount equal to the Company Termination Fee (and any purported termination pursuant to Section 7.1.8 will be void and of no force or effect unless Company will have made such payment).

7.2.2        Each of the parties hereto acknowledge and agree that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Plan of Merger, and that without these agreements, the other party would not enter into this Plan of Merger. Accordingly, if Company fails to pay the amount due pursuant to this Section 7.2 and, in order to obtain such payment, Purchaser commences a suit that results in a judgment against Company for the Company Termination Fee, then Company will pay Purchaser its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Company Termination Fee, from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made.

7.2.3        On any termination of this Plan of Merger pursuant to Section 7.1, this Plan of Merger will terminate and forthwith become void and have no further force or effect (except for the provisions of Sections 5.7, 5.8.4, 5.12, 5.15, 7.2 and Article IX), and, subject to the payment of any amounts owing pursuant to this Section 7.2, there will be no other liability on the part of Company or Purchaser to the other. Notwithstanding anything in this Plan of Merger to the contrary, no party hereto will be relieved or released from any liability or damages arising from

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a willful or intentional breach of any provision of this Plan of Merger or fraud, and the aggrieved party will be entitled to all rights and remedies available at law or in equity.

7.2.4        The Company Termination Fee will be paid in the aggregate to Purchaser by or at the direction of Purchaser in immediately available funds in the case of Section 7.2.1.1, 7.2.1.2 or 7.2.1.3, upon the occurrence of the event giving rise to the obligation to make such payment.

7.2.5        For the avoidance of doubt, in no event will Company be required to pay the Company Termination Fee on more than one occasion.

ARTICLE VIII
CERTAIN DEFINITIONS

8.1       When used in this Plan of Merger, the following terms will have the meanings assigned to them in this Section 8.1:

"Action" means (a) any litigation, claim, action, suit, hearing, proceeding or arbitration, (b) any investigation by a Governmental Entity or (c) any demand or notice of violation by a Governmental Entity (in the case of clauses (a), (b) and (c), whether civil, criminal, administrative, labor or investigative).

"Affiliate" means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

"Bank Holding Company Act" means the Bank Holding Company Act of 1956, as amended, and any rules or regulations promulgated thereunder.

"Bank Regulator" means the FDIC, the Federal Reserve Board and the Michigan Department of Insurance and Financial Services.

"Book-Entry Shares" means shares of Company Common Stock represented by book-entry immediately prior to the Effective Time (other than Excluded Shares).

"Business Day" means a day other than a Saturday, Sunday or other day on which the OTC Pink marketplace (or such other securities market or stock exchange on which Purchaser Common Stock then principally trades) is closed.

"Certificates" means outstanding certificates that immediately prior to the Effective Time represented shares of Company Common Stock (other than Excluded Shares).

"Collective Bargaining Agreement" means any Contract that has been entered into with any labor organization, union, works council, employee representative or association.

"Company Benefit Plan" means, other than any Multiemployer Plan, (a) any "employee benefit plan" within the meaning of Section 3(3) of ERISA, and (b) any deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee

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welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers' compensation or other insurance, or other employee benefit plan, or contract, program, or practice, whether written or oral, for the benefit of Company's current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or contributed to by Company or any of its Subsidiaries, or (ii) existing at the Closing Date or prior thereto, in respect of which Company or any of its Subsidiaries has any Liability.

"Company Board of Directors" means the board of directors of Company.

"Company Material Adverse Effect" means a Material Adverse Effect with respect to Company.

"Company-Related Person" means any shareholder owning five percent or more of the issued and outstanding Company Common Stock, any director or executive officer of Company or any Company Subsidiary, their spouses and children, any Affiliate of or member of the same household as such persons, and any Person of which such persons, alone or together, have control.

"Company Retirement Plan" means Company's 401(k) plan.

"Company Shareholders" means holders of shares of Company Common Stock.

"Company Site" means a Site with respect to Company or any Company Subsidiary.

"Consolidated Shareholders' Equity" means Company's total consolidated shareholders' equity as of the Final Statement Date computed in accordance with GAAP, consistently applied and excluding the net accumulated other comprehensive income/(loss) related to unrealized investment securities gains/(losses), except such total consolidated shareholders' equity will be adjusted for each of the following items: (a) no expense will be accrued or deduction will be made for any of the following: any accruals, reserves, or charges resulting from expenses of the Merger and other transactions contemplated by this Plan of Merger including investment banking fees, severance pay, retention bonuses, attorneys' and accountants' fees, and amounts owing and paid under management change-in-control contracts; and (b) no expense will be accrued or deduction will be made for the termination fees and costs related to any Contract with the party or any Subsidiary of the party that is terminated in connection with the Merger; and (c) any other adjustments as may be mutually agreed to in writing between Company and Purchaser.

"Contract" means any agreement, contract, commitment, arrangement, memorandum of understanding, side letter, understanding, contractual obligation or other instrument of a contractual nature, whether written or oral.

"DPC Shares" means shares of Company Common Stock held by Purchaser or Company or any of their respective Subsidiaries in respect of a debt previously contracted.

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"Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law.

"Environmental Law" means any and all Laws, Environmental Permits, or binding agreements with any Governmental Entity, relating to the protection of health and the environment, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials.

"Environmental Permit" means any Permit required or issued by any Governmental Entity under or in connection with any Environmental Law, including without limitation, any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Entity under any applicable Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

"ERISA Affiliate" means, with respect to Company or Purchaser, as applicable, any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 414(n)(6)(B) of the Code) that includes, or at any time included, Company or Purchaser, as applicable, or any Affiliate of Company or Purchaser, as applicable, or any predecessor of any of the foregoing.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and any rules or regulations promulgated thereunder.

"FDI Act" means the Federal Deposit Insurance Act of 1950, as amended, and any rules or regulations promulgated thereunder.

"FDIC" means the Federal Deposit Insurance Corporation.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System or its delegees.

"FHLB" means the Federal Home Loan Bank.

"GAAP" means United States generally accepted accounting principles, consistently applied.

"Governmental Entity" means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization.

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"Hazardous Material" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under or for which liability can be imposed under any Environmental Law.

"Intellectual Property" means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any "moral" rights; (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (f) Internet domain name registrations.

"Knowledge" or any similar phrase means (a) with respect to Company, the knowledge of the Persons set forth in Section 8.1 of the Company Disclosure Letter, and (b) with respect to Purchaser, the knowledge of the Persons set forth in Section 8.1 of the Purchaser Disclosure Letter, including, in each case, any knowledge that a person holding such position would reasonably be expected to have in the performance of his or her duties.

"Law" means any foreign, federal or state statute, law, ordinance, rule, code, executive order, common law, injunction, judgment, decree, Order or regulation of any Governmental Entity.

"Liability" means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

"Lien" means, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation or other encumbrance affecting such property or asset.

"Material Adverse Effect" means with respect to any Person, any event, occurrence, effect, circumstance, development, fact, condition or change that (a) is, individually or in the aggregate, materially adverse to the business, properties, results of operations, condition (financial or otherwise), assets, or liabilities of such Person and its Subsidiaries, taken as a whole, or (b) prohibits or materially impairs the ability of such Person to consummate the transactions contemplated by this Plan of Merger on a timely basis; provided, however, that, for the purposes of clause (a), a Material Adverse Effect will not include events, occurrences, effects, circumstances, developments, facts, conditions or changes arising out of, relating to or resulting

64

from (either alone or in combination): (i) changes in economic conditions, or changes in global national, or regional political or market conditions (including changes in prevailing interest or exchange rates), in either case affecting the banking and financial services industry generally or the securities markets generally; (ii) any outbreak or escalation of hostilities, war (whether or not declared) or military action or any act of terrorism, the occurrence of any natural disaster, or occurrence of any man-made disaster of wide-spread consequences; (iii) general conditions in or changes generally affecting the industry or geographic regions in which such Person or its Subsidiaries operate; (iv) changes in Laws (or interpretations thereof); (v) changes in GAAP or accounting standards (or interpretations thereof); (vi) compliance with the terms of, or the taking of any action required by, this Plan of Merger; (vii) any decline in the market price, or change in trading volume, of Company Common Stock or Purchaser Common Stock, as applicable (provided, however, that any event, occurrence, effect, circumstance, development, fact, condition or change that caused or contributed to any decline in market price, or change in trading volume, of Company Common Stock or Purchaser Common Stock, as applicable, will not be excluded unless otherwise specifically excluded by this definition); (viii ) the announcement or pendency of the Merger or any other transaction contemplated by this Plan of Merger; and (ix) acts or omissions of (A) Company prior to the Effective Time taken at the written request of Purchaser or with the prior written consent of Purchaser or (B) Purchaser prior to the Effective Time taken at the written request of Company or with the prior written consent of Company, in each case, in connection with the transactions contemplated by this Plan of Merger or applicable Law; provided, further, that any event, occurrence, effect, circumstance, development, fact, condition or change referred to in clauses (i), (ii), (iii), (iv) and (v) immediately above will be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, effect, circumstance, development, fact, condition or change has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other community banking organizations in Michigan.

"Michigan Banking Code" means the Michigan Banking Code of 1999, as amended, and any rules or regulations promulgated thereunder.

"Multiemployer Plan" means a multiemployer plan within the meaning of Section 3(37) of ERISA.

"NLRB" means the National Labor Relations Board.

"Order" means any award, injunction, judgment, decree, order, ruling or verdict or other similar decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

"Permit" means any grant, exemption, declaration, registration, filing, order, authorization, approval, consent, exception, accreditation, certificate, license, permit or franchise of, from or required by any Governmental Entity of competent jurisdiction or pursuant to any Law.

"Permitted Liens" means with respect to any Person, (a) Liens for Taxes that are not yet due and payable or that may hereafter be paid without penalty or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of such Person, (b) statutory Liens of landlords and workers', carriers' and mechanics' or

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other like Liens incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of such Person, (c) Liens and encroachments which do not interfere with the present use of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens that are disclosed on the most recent consolidated balance sheet of such Person or notes thereto securing liabilities reflected on such balance sheet, and (f) Liens that were incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of such Person.

"Person" means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

"Purchaser Board of Directors" means the board of directors of Purchaser.

"Purchaser Material Adverse Effect" means a Material Adverse Effect with respect to Purchaser.

"Regulation O" means Regulation O of the Federal Reserve Board.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing of a Hazardous Material.

"Representatives" means, with respect to any Person, the respective officers, directors, managers, members, employees, consultants, accountants, brokers, financial advisors, legal counsel, agents, advisors, Affiliates and other representatives of that Person.

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, and any rules or regulations promulgated thereunder.

"Site" means, with respect to any Person, any real properties (in each case, including all soil, subsoil, surface waters and groundwater thereat) currently or previously owned, leased or operated by: (a) such Person or any of its Subsidiaries; (b) any predecessors of such Person or any of its Subsidiaries; or (c) any entities previously owned by such Person or any of its Subsidiaries.

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

"Tax" or "Taxes" means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or

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add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, transfer, real property transfer, recording, documentary, stamp, registration, unemployment, social security, workers' compensation, capital, premium, and other governmental taxes, assessments, customs, duties or levies, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

"Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Entity.

"Transaction Documents" means (a) the Proxy Statement, (b) the Registration Statement, (c) any other documents to be filed with the SEC, the Federal Reserve Board or any other Governmental Entity in connection with the Merger, and (d) any amendment or supplement thereto.

"Trust Account Shares" means shares of Company Common Stock held directly or indirectly in trust accounts, managed or custodial accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties including all shares of Company Common Stock held in connection with the Company Retirement Plan.

"WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, and any similar foreign, state or local Law.

8.2       For purposes of this Plan of Merger, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (c) the terms "hereof", "herein", "hereunder", "hereby" and "herewith" and words of similar import will, unless otherwise stated, be construed to refer to this Plan of Merger as a whole and not to any particular provision of this Plan of Merger; (d) when a reference is made in this Plan of Merger to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Plan of Merger; (e) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (f) the word "include", "includes" or "including" when used in this Plan of Merger will be deemed to include the words "without limitation", unless otherwise specified; (g) a reference to any party to this Plan of Merger or any other agreement or document will include such party's predecessors, successors and permitted assigns; (h) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder; (i) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; and (j) any references in this Plan of Merger to "dollars" or "$" will be to U.S. dollars.

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8.3       The following terms are defined on the following pages of this Plan of Merger:

Acceptable Company Confidentiality Agreement	41
Acceptance Period	11
Adjusted Cash Consideration Per Share	7
Adjusted Cash Election	7
Adjusted Stock Consideration Per Share	7
Adjusted Stock Election	6
Aggregate Merger Consideration	7
ALLL Policy Statement	29
Card Agreement	52
Card Agreement Termination Fee	52
Cash Consideration Per Share	4
Cash Election	5
Cash Election Number	6
Certificate of Merger	2
Closing	2
Closing Balance Sheet	52
Closing Date	2
Code	1
Company	1
Company Acquisition Agreement	42
Company Adverse Recommendation Change	42
Company Board Recommendation	13
Company Call Reports	16
Company Common Stock	15
Company Disclosure Letter	12
Company Investment Banker	27
Company Material Contract	21
Company Preferred Stock	15
Company Shareholder Approval	13
Company Shareholder Meeting	44
Company Subsidiaries	13
Company Subsidiary	13
Company Superior Proposal	43
Company Takeover Proposal	43
Company Termination Fee	59
Company's Financial Statements	15
Company-Owned Intellectual Property	20
Confidentiality Agreement	48
Constituent Corporation	2
Dissenting Shares	12
Effective Time	2
Election Deadline	5
Election Form	4
End Date	57
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Exchange Agent	7
Exchange Fund	8
Exchange Schedule	5
Excluded Shares	4
Exercise Period	11
Final Index Price	11
Final Purchase Price	11
Final Statement Date	52
Increase Notice	11
Indemnified Party	48
Intended Tax Treatment	49
MBCA	1
Merger	1
Merger Consideration	4
Non-Election	5
Outstanding Company Shares	7
Plan of Merger	1
Pricing Period	11
Proxy Statement	44
Purchaser	1
Purchaser Common Stock	32
Purchaser Disclosure Letter	30
Purchaser Investment Banker	34
Purchaser Share-Based Awards	33
Purchaser Subsidiaries	31
Purchaser Subsidiary	31
Purchaser's Financial Statements	33
Registration Statement	44
Regulatory Agreement	17
Service Year	50
Stock Consideration Per Share	4
Stock Election	5
Stock Election Number	6
Surviving Corporation	2
Takeover Laws	30
Termination Date	57
Upset Condition	11
Upset-Adjusted Stock Consideration Per Share	11

ARTICLE IX
MISCELLANEOUS

9.1              No Third-Party Beneficiaries. This Plan of Merger will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, other than Section 5.9 (which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein) and Article II (which will

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be for the benefit of the holders of Company Common Stock after the Effective Time, whether represented by Certificates or Book-Entry Shares).

9.2              Specific Performance.

9.2.1        The parties agree that irreparable damage to Company or Purchaser, as applicable, would occur in the event that any of the provisions of this Plan of Merger were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Plan of Merger could not be adequately compensated in all cases by monetary damages alone. The parties acknowledge and agree that, prior to the valid termination of this Plan of Merger pursuant to Section 7.1, (a) Company will be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Plan of Merger by Purchaser or to enforce specifically the terms and provisions of this Plan of Merger and (b) Purchaser will be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Plan of Merger by Company or to enforce specifically the terms and provisions of this Plan of Merger.

9.2.2        The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Plan of Merger by Company or Purchaser, as applicable, and to specifically enforce the terms and provisions of this Plan of Merger to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Company and Purchaser, as applicable, under this Plan of Merger, all in accordance with the terms of this Section 9.2.

9.2.3        Neither Company nor Purchaser, as applicable, will be required to provide any bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Plan of Merger and to enforce specifically the terms and provisions of this Plan of Merger, all in accordance with the terms of this Section 9.2.

9.3              Entire Agreement. This Plan of Merger (including the exhibits and the schedules hereto), together with the Confidentiality Agreement, constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they are related in any way to the subject matter of this Plan of Merger.

9.4              Succession and Assignment. This Plan of Merger will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Plan of Merger or any of its rights, interests or obligations hereunder without the prior written approval of, in the case of assignment by Company, Purchaser, and, in the case of assignment by Purchaser, Company.

9.5              Construction. The parties have participated jointly in the negotiation and drafting of this Plan of Merger, and, in the event an ambiguity or question of intent or interpretation arises, this Plan of Merger will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Plan of Merger.

9.6              Exclusive Jurisdiction. Each of the parties to this Plan of Merger irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of

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the Circuit Courts of the State of Michigan or any federal court of the United States of America sitting in the State of Michigan, and any appellate court from any thereof, in any Action or proceeding arising out of or relating to this Plan of Merger or the transactions contemplated by this Plan of Merger, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action or proceeding will be heard and determined in such Michigan court or, to the extent permitted by Law, in such federal court.

9.7              Waiver of Jury Trial. Each of the parties waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action or proceeding directly or indirectly arising out of, under or in connection with this Plan of Merger or the transactions contemplated by this Plan of Merger.

9.8              Notices. All notices, requests, demands, and other communications under this Plan of Merger will be in writing and will be deemed to have been duly given and effective immediately if delivered or sent and received by a fax transmission or electronic mail (if receipt by the intended recipient is confirmed by the same means, which confirmation each party agrees to transmit reasonably promptly) a hand delivery, or a nationwide overnight delivery service (all fees prepaid) to the following addresses:

If to Company:	With a copy to:
Community Shores Bank Corporation	Dickinson Wright PLLC
Attention: Heather D. Brolick	Attention: Bradley J. Wyatt
1030 W. Norton Ave.	350 S. Main Street, Suite 300
Muskegon, MI 49441	Ann Arbor, Michigan 48104

Facsimile: (231) 780-3006	Facsimile: (844) 670-6009
Telephone: (231) 780-1845	Telephone: (734) 780-6517
Email: hbrolick@communityshores.com	Email: bwyatt@dickinsonwright.com
If to Purchaser:	With a copy to:
ChoiceOne Financial Services, Inc.	Warner Norcross + Judd LLP
Attention: Kelly J. Potes	Attention: Jeffrey A. Ott
109 East Division Street	1500 Warner Building
Sparta, Michigan 49345	150 Ottawa Ave NW
Grand Rapids, MI 49503

Facsimile: (616) 887-7990	Facsimile: (616) 752-2500
Telephone: (616) 887-6837	Telephone: (616) 752-2170
Email: kpotes@choiceone.com	Email: jott@wnj.com

9.9              Governing Law. This Plan of Merger will be governed, construed, and enforced accordance with the laws of the State of Michigan, without regard to principles of conflicts of laws.

9.10          Counterparts. This Plan of Merger may be executed in one or more counterparts, which taken together will constitute one and the same instrument. Executed

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counterparts of this Plan of Merger will be deemed to have been fully delivered and will become legally binding if and when executed signature pages are received by facsimile or electronic mail transmission from a party. If so delivered by facsimile or electronic mail transmission, the parties agree to promptly send original, manually executed copies by nationwide overnight delivery service.

9.11          Headings. The article headings and section headings contained in this Plan of Merger are inserted for convenience only and will not affect in any way the meaning or interpretation of this Plan of Merger.

9.12          Calculation of Dates and Deadlines. Unless otherwise specified, any period of time to be determined under this Plan of Merger will be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Plan of Merger will be deemed to end at 5 p.m. on the last day of the specified period. The time of day will be determined with reference to the then-current local time in Grand Rapids, Michigan.

9.13          Severability. If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable Order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger will remain in full force and effect, and will in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.

9.14          Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Plan of Merger or in any instrument delivered pursuant to this Plan of Merger, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

9.15          Amendments. This Plan of Merger may be amended by the parties hereto, by action taken or authorized, in the case of Company, by the Company Board of Directors and, in the case of Purchaser, by the Purchaser Board of Directors at any time before or after the receipt of the Company Shareholder Approval, but, after receipt of any such shareholder approval, no amendment will be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the Company Shareholders, without such further approval. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of Company and Purchaser.

[Signature page follows.]

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IN WITNESS WHEREOF, the undersigned parties have duly executed and acknowledged this Plan of Merger as of the date first written above.

COMMUNITY SHORES BANK CORPORATION

/s/ Heather D. Brolick

By:	Heather D. Brolick
Its:	President and Chief Executive Officer

CHOICEONE FINANCIAL SERVICES, INC.

/s/ Kelly J. Potes

By:	Kelly J. Potes
Its:	Chief Executive Officer

Signature Page to the Agreement and Plan of Merger

EXHIBIT A

VOTING AGREEMENT

This Voting Agreement is entered into between ChoiceOne Financial Services, Inc. and each of the undersigned directors and shareholders of Community Shores Bank Corporation ("Company"). Each of the undersigned directors and shareholders hereby agrees in his or her individual capacity as a shareholder to vote his or her shares of Company Common Stock that are registered in his or her personal name (and agrees to use his or her reasonable efforts to cause all additional shares of Company Common Stock owned jointly by him or her with any other person or by his or her spouse or over which he or she has voting influence or control to be voted) in favor of the Agreement and Plan of Merger by and ChoiceOne Financial Services, Inc. and Company, dated January 3, 2020 (the "Plan of Merger"). In addition, each of the undersigned hereby agrees not to make any transfers of shares of Company Common Stock with the purpose of avoiding his or her agreements set forth in the preceding sentence and agrees to cause any transferee of such shares to abide by the terms of this Voting Agreement. Each of the undersigned is entering into this Voting Agreement solely in his or her capacity as an individual shareholder and, notwithstanding anything to the contrary in this Voting Agreement, nothing in this Voting Agreement is intended or will be construed to require any of the undersigned, (i) in his or her capacity as a director of Company, if applicable, or (ii) in his or her capacity as a trustee, personal representative or other fiduciary capacity, to act or fail to act in accordance with his or her duties in such director or fiduciary capacity, as applicable. Furthermore, none of the undersigned makes any agreement or understanding herein in his or her capacity as a director of Company, as applicable. Notwithstanding any contrary provision herein, this Voting Agreement will be effective from the date hereof and will terminate and be of no further force and effect upon the earliest of (a) the date on which the Company Shareholder Approval (as defined in the Plan of Merger) is obtained; (b) the termination of the Plan of Merger in accordance with its terms; or (c) upon a Company Adverse Recommendation Change (as defined in the Plan of Merger). This Voting Agreement may be executed in any number of counterparts, each of which will be an original, but such counterparts will together constitute one and the same instrument.

Dated this 3rd day of January, 2020.

CHOICEONE FINANCIAL SERVICES, INC.

/s/ Kelly J. Potes
By:	Kelly J. Potes
Its:	Chief Executive Officer

/s/ Stanley L. Boelkins	/s/ Gary F. Bogner
Stanley L. Boelkins	Gary F. Bogner

/s/ Heather D. Brolick	/s/ Robert L. Chandonnet
Heather D. Brolick	Robert L. Chandonnet

/s/ Garth D. Deur	/s/ Bruce J. Essex
Garth D. Deur	Bruce J. Essex

/s/ Julie K. Greene	/s/ John Essex
Julie K. Greene	John Essex